Execution Version

€400,000,000
FACILITY AGREEMENT
Dated 29 July 2011
for
INDESIT COMPANY S.p.A., INDESIT COMPANY FRANCE S.A.S., INDESIT COMPANY LUXEMBOURG S.A., INDESIT COMPANY UK LTD AND GENERAL DOMESTIC APPLIANCES HOLDINGS LTD
as Borrowers
INDESIT COMPANY S.p.A.
as Guarantor
arranged by
Banca IMI S.p.A., BNP PARIBAS, SUCCURSALE ITALIA, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC, ING BANK N.V., MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.p.A. and UNICREDIT S.p.A.
with
UNICREDIT BANK AG, MILAN BRANCH
acting as Agent

MULTICURRENCY REVOLVING FACILITY AGREEMENT

THIS AGREEMENT is made in London on 29 July 2011 between:

(1)
INDESIT COMPANY S.p.A. a company incorporated in Italy as a società per azioni and registered with the Registry of Companies in Ancona under number 00693740425 with registered office in Fabriano (AN) at Viale A. Merloni, 47, 60044, having an underwritten and paid-up share capital equal to Euro 102,759,269.40, having VAT and Tax No. 00693740425;

(2)
INDESIT COMPANY FRANCE S.A.S. a company incorporated in France as a société par actions simplifiée and registered with the Commercial and Companies Registry of Meaux under number B 335 075 404 with registered office at 3, Boulevard Georges Bidault, 77437, Croissy Beaubourg, Marne la Vallée Cedex 2;

(3)
INDESIT COMPANY LUXEMBOURG S.A., a société anonyme incorporated under the laws of Luxembourg, with registered office at 5, Rue Jean Monnet L-2180 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 15826;

(4)
INDESIT COMPANY UK LTD, a company incorporated in the United Kingdom as a private limited company and registered with Companies House under number 106725 with registered office Morley Way, Peterborough, PE2 9JB;

(5)
GENERAL DOMESTIC APPLIANCES HOLDINGS LTD a company incorporated in the United Kingdom as a private limited company and registered with Companies House under number 610606 with registered office Morley Way, Peterborough, PE2 9JB;

(6)
INDESIT COMPANY S.p.A. a company incorporated in Italy as a società per azioni and registered with the Registry of Companies in Ancona under number 00693740425 with registered office in Fabriano (AN) at Viale A. Merloni, 47, 60044, having an underwritten and paid-up share capital equal to Euro 102,759,269.40, having VAT and Tax No. 00693740425 (the "Guarantor" or the "Company");

(7)
Banca IMI S.p.A., BNP PARIBAS, SUCCURSALE ITALIA, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC, ING BANK N.V., MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.p.A. and UNICREDIT S.p.A. as mandated lead arrangers and bookrunners (individually and together, the "Arranger");

(8)	THE FINANCIAL INSTITUTIONS listed in Part II and Part III of Schedule 1 (The Original Parties) as lenders (the "Original Lenders"); and

(9)	UNICREDIT BANK AG, MILAN BRANCH as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Accession Memorandum" means a memorandum substantially in the form set out in Schedule 14 (Form of Borrower Accession Memorandum) or Schedule 20 (Form of Guarantor Accession Memorandum) as applicable.

"Additional Borrower" means any company which has become an Additional Borrower in accordance with Clause 27.3 (Additional Borrowers).

"Additional Cost of Funding" means (i) the Liquidity Premium in relation to a Loan made in GBP or USD not exceeding the Pre-Agreed Limit; or (ii) the additional cost of funding that shall be agreed between all the Lenders in consultation with the Company from time to time in relation to (A) a Loan made in any other Optional Currency selected under Clause 4.3(a)(ii) (Conditions relating to Optional Currencies) or (B) the amount of a Loan made in GBP or USD exceeding the Pre-Agreed Limit.

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day; and

"Applicable Accounting Standards" means the generally accepted accounting principles as in effect from time to time in the place of incorporation of the Guarantor, including IAS/IFRS, as applicable, as used in the preparation of the then most recent audited Consolidated Financial Statements of the Guarantor.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the Agent and the Guarantor.

"Assignment Date" means, in relation to an assignment, the later of:

(a)	the proposed transfer date specified in the Assignment Agreement; and

(b)	the date on which the Agent executes the Assignment Agreement.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the day falling one Month prior to the Termination Date.

"Available Commitment" means a Lender's Commitment minus:
(a)the Base Currency Amount of its participation in any outstanding Loans and Bank Guarantees; and

(b)in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans and Bank Guarantees that are due to be made on or before the proposed Utilisation Date;

other than that Lender's participation in any Loans and Bank Guarantees that are due to be repaid, prepaid or expire on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bank Guarantee" means a Bank Guarantee issued or to be issued by a Fronting Bank under the Facility substantially in the form set out in Schedule 10 (Form of Bank Guarantee) or in such other form requested by the Guarantor which is acceptable to the Agent and that Fronting Bank.

"Bank Guarantee Proportion" means, in relation to a Lender in respect of any Bank Guarantee and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the Available Facility immediately prior to the issue of that Bank Guarantee.

"Bank Guarantee Valuation Date" means the first Business Day which falls six Months after the date the first Bank Guarantee is issued pursuant to this Agreement and each day falling at six Monthly intervals after that date.

"Base Currency" means euro.

"Base Currency Amount" means, in relation to a Loan or a Bank Guarantee, the amount specified in the Utilisation Request for that Loan or Bank Guarantee, (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange) on the date which is:
(a)in relation to a Utilisation three Business Days before the Utilisation Date, (or, if later, on the date the Agent receives the Utilisation Request); or in the case of a renewal or revaluation of a Bank Guarantee the later of: (i) the date falling two Business Days before its issue date or any renewal date; (ii) or the most recent Bank Guarantee Valuation Date;

(b)adjusted to reflect any repayment or prepayment of the Loan, or Bank Guarantee, as the case may be.

"Blacklisted Resident Entity" means a person that is resident, domiciled, located for Tax purposes or acting through a Facility Office in a Blacklisted Jurisdiction.

"Blacklisted Jurisdiction" means (i) State or territory listed as having a privileged tax regime in the Italian Ministerial Decree of 23 January 2002, as amended from time to time; (ii) as from the fiscal year in which the decree pursuant to article 168-bis of Presidential Decree No. 917 of December 22, 1986 shall take effect, State or territory which is not included in the list of countries and territories (the "White List") allowing an adequate exchange of information with the Italian Tax authorities (for the five (5) years starting on the date of publication of the Decree in the Official Gazette, countries and territories which are not included in the current black-lists set forth by Italian Ministerial Decrees of 4 May 1999, 21 November 2001 and 23 January 2002 nor in the current white list set forth by Italian Ministerial Decree of 4 September 1996 are deemed to be included in the White List); (iii) upon the occurrence of any change in law in force as of the date of this Agreement or upon the implementation of  the envisaged change in law described in paragraph (ii) above and considering any subsequent amendments, State or territory included in any list of countries and territories (as set out in any relevant law or regulations) not allowing an adequate exchange of information with the Italian Tax authorities referred to under Article 110, Paragraph 10 of Presidential Decree No. 917 of December 22, 1986.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding Margin and Mandatory Costs, if any) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan and London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency: or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognise the acquisition of an asset and the incurrence of a liability in accordance with Applicable Accounting Standards.

"Cash Collateral" means, in relation to any Bank Guarantee or Bank Guarantee Proportion of a Bank Guarantee, a deposit in a blocked interest-bearing account or accounts as the Agent may specify, that deposit and account held with the Agent to be pledged in favour of, and on terms and conditions acceptable to, the relevant Fronting Bank (on behalf of the Lenders), provided that in taking such security the Fronting Bank shall use reasonable endeavours to minimise any negative tax consequences on the Obligors.

"Cash Collateral Documents" means any documents as the Agent may specify, to be entered into in relation to the Cash Collateral.

"Change of Control" means any event or circumstance in which any person or persons (other than the Merloni Family), acting in concert, together with Affiliates thereof, acquires Control of the Guarantor. For the purpose of this definition "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or through a third entity, of shares in the Guarantor, to obtain or consolidate control of the Guarantor.

"Commitment" means the Facility A Commitment or, as the case may be, the Facility B Commitment.

"Commitment Fee Payment Date" has the meaning set out in paragraph (c) of Clause 14.2 (Commitment Fee).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Guarantor and the Agent.

"Consolidated Financial Statements" means the annual and semi-annual audited consolidated financial statements of the Guarantor.

"Consolidated Total Assets" means, at any time, the consolidated total assets of the Group at such time as reported in the Consolidated Financial Statements.

"Control" means (directly or indirectly) (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (A) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of a company; or (B) appoint or remove (whether as a result of the exercise of dominant influence or otherwise) all, or the majority, of the directors or other equivalent officers of a company; or (C) give directions with respect to the operating and financial policies of that company which the directors or other equivalent officers of a company are obliged to comply with; or (ii) the ability to exercise a dominant influence over a company or a company controlling that company; or (iii) holding of more than one-half of the issued share capital which gives rise to voting rights of a company (excluding any part of that issued share capital that carries no rights to participate beyond a specified amount in a distribution of either profits or capital).

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation); or

(b)which has otherwise rescinded or repudiated a Finance Document;

(c)with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within 3 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Determination Date" means the Year-End Determination Date and/or Semi Annual Determination Date.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

from performing its payment obligations under the Finance Documents; or

(i)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"EURIBOR" means, in relation to any Loan in euro:

i.	the applicable Screen Rate; or

ii.
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Expiry Date" means, in relation to any Bank Guarantee, the date on which the maximum aggregate liability under that Bank Guarantee is to be reduced to zero.

"Facility" means the Facility A or the Facility B and "Facilities" means both of them.

"Facility A" means the revolving loan and bank guarantee facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility A Borrower" means Indesit Company S.p.A. and any Additional Borrower under Facility A.

"Facility A Commitment" means:

(a)
in relation to an Original Lender, the amount in euro set opposite its name under the heading "Facility A Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in euro of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Utilisation) or transferred by it under this Agreement.

"Facility A Lender" means:

(a)	an Original Lender listed in Part II of Schedule 1 (The Original Parties); and

(b)	any bank or financial institution which has become a Lender under Facility A in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders).

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Qualifying Lender" means a bank, financial institution or other entity which is not a Blacklisted Resident Entity, and

(a)	is duly authorised to carry out banking activity in Italy and is deemed to be Tax resident in Italy pursuant to Article 73 of Presidential Decree No. 917 of December 22, 1986; or

(b)
is duly authorised to carry out banking activity in Italy and will be lending from a Facility Office in Italy ("Italian Branch") for which the payment of interest made by an Obligor incorporated in Italy is business income (reddito di impresa) pursuant to articles 81 and 152 of of Presidential Decree No. 917 of December 22, 1986 and to which the relevant Loan is effectively connected;

"Facility B" means the revolving loan and bank guarantee facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility B Borrower" means each of Indesit Company France S.A.S., Indesit Company Luxembourg S.A., Indesit Company UK Ltd and General Domestic Appliances Holdings Ltd and any Additional Borrower under Facility B.

"Facility B Commitment" means:

(a)
in relation to an Original Lender, the amount in euro set opposite its name under the heading "Facility B Commitment" in Part III of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in euro of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Utilisation) or transferred by it under this Agreement.

"Facility B Lender" means:

(a)	an Original Lender listed in Part III of Schedule 1 (The Original Parties); and

(b)	any bank or financial institution which has become a Lender under Facility B in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders).

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility B Qualifying Lender" means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or

(c)	fulfils the conditions imposed by French Law in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(d)	a Facility B Treaty Lender.

"Facility B Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Facility B Treaty State for the purposes of the Facility B Treaty;

(b)	does not carry on a business in the relevant Facility B Treaty State through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(d)
fulfils any other conditions which must be fulfilled under the Facility B Treaty by residents of the Facility B Treaty State for such residents to obtain exemption from Tax imposed, subject to the completion of any necessary procedural formalities.

"Facility B Treaty State" means a jurisdiction having a double taxation agreement (a “Facility B Treaty”) with the jurisdiction of incorporation of France and/or Luxembourg and/or the United Kingdom, which makes provision for full exemption from tax imposed by such state on interest.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Guarantor (or the Agent and the Guarantor) setting out any of the fees referred to in Clause 14 (Fees).

"Finance Document" means this Agreement, any Fee Letter, any Cash Collateral Document, any Resignation Notice, any Accession Memorandum and any other document designated as such by the Agent and the Guarantor.
"Finance Party" means the Agent, the Arranger, a Fronting Bank or a Lender.

"Finance Subsidiary Indebtedness" means any Financial Indebtedness incurred by a Subsidiary ("Finance Subsidiary") of the Guarantor whose purpose and function is to act as a financing company for the Group and which has no substantial assets other than those created through financial transactions with or on behalf of the Group or any member thereof and from cash deposits with banks and where the indebtedness is guaranteed by the Guarantor, provided that, if the Finance Subsidiary on lends or transfers such indebtedness to another Subsidiary of the Guarantor (the “Transferred Indebtedness”) such Finance Subsidiary shall guarantee the Financial Indebtedness of the Guarantor under this Agreement to the extent permitted by the laws and regulations applicable in the jurisdiction in which such Finance Subsidiary is incorporated and, in all cases, for an amount not exceeding the Transferred Indebtedness.

"Financial Indebtedness" means with respect to any person, at any time, without duplication, its liabilities for or in respect of:

(a)	moneys borrowed;

(b)
the deferred purchase price of property acquired by such person (excluding accounts payable, including but not limited to accounts payable relating to the purchase of machinery, arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	any amount raised by acceptance under any acceptance credit facility;

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable Accounting Standards, be treated as a Capital Lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)
any derivative instrument (other than derivative instruments entered into in the ordinary course of business for the purposes of hedging borrowings, investments, underlying assets or liabilities, highly probable future transactions or in connection with the business of the Group, whether or not recorded for accounting purposes as a hedging instrument in accordance with Applicable Accounting Standards) provided that only the mark-to-market value shall be taken into account;

(h)	the net present value of the purchase price of property which could arise pursuant to any other Contingent Purchase Agreement, as any such amount may be permanently reduced from time to time;

(i)
amounts drawn down under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(j)	amount raised by the issue of redeemable shares; and

(k)	(without double counting) the amount of any liability in respect of any guaranty, indemnity or counter-indemnity for any of the items referred to in paragraphs (a) to (j) above,

provided that, in case any Financial Indebtedness is raised or issued in one currency and a derivative instrument is entered into in order to convert such Financial Indebtedness into a different currency (and such derivative instrument is recorded for accounting purposes as hedging of such Financial Indebtedness in accordance with Applicable Accounting Standards) the mark to market value (either negative or positive) of such derivative instrument shall be taken into account to adjust Financial Indebtedness accordingly.

"French Borrower" means Indesit Company France S.A.S. and any Additional Borrower incorporated under the laws of France.

"Fronting Bank" means such financial institution (being either the Agent or an Affiliate of the Agent) that accedes to this Agreement as a fronting bank.

"Group" means the Guarantor and its Subsidiaries from time to time.

"Guarantee Amount" means:

(a)	each sum paid or due and payable by a Fronting Bank to the beneficiary of a Bank Guarantee pursuant to the terms of that Bank Guarantee; and

(b)	all liabilities, costs, claims, losses and expenses which a Fronting Bank incurs or sustains in connection with a Bank Guarantee,

in each case which has not been reimbursed pursuant to Clause 10 (Obligors' liabilities in relation to Bank Guarantees).

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which such company or corporation is a Subsidiary.

"IAS” means International Accounting Standard.

"IFRS" means International Financial Reporting Standard.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 2 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question."

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 19 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)
becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due and in each case, that Finance Party is under a public insolvency, bankruptcy or governmental proceeding or process that is not dismissed, discharged, stayed or restrained, in each case within 30 days of the institution or presentation thereof;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, in each case other than by way of an Undisclosed Administration, or a petition is presented for its winding‑up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding‑up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding‑up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, in each case other than by way of an Undisclosed Administration;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods and Terms) and in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

"Italian Civil Code" means the Italian Civil Code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

"Italian Obligor" means an Obligor which is incorporated under the laws of Italy or resident, or deemed to be resident, in Italy for tax purposes.

"Lender" means a Facility A Lender or a Facility B Lender.

"LIBOR" means, in relation to any Loan in sterling or dollars:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Liquidity Premium" means 35 basis points per annum or any other rate as is agreed pursuant to Clause 7.2(d).

"LMA" means the Loan Market Association.

"Loan" means a Facility A Loan or a Facility B Loan.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans or Bank Guarantees outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans or Bank Guarantees then outstanding aggregate more than 66 2/3% of all the Loans and Bank Guarantees then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means:

(a)	1.00 per cent. per annum from the date hereof subject to paragraph (b) below;

(b)
if the ratio of Consolidated Net Borrowings to Consolidated EBITDA (as determined in respect of the financial covenants set out at Clause 23.2(a)(i) (Financial condition)), most recently delivered in accordance with Clause 22.1(a) (Financial Statements) of this Agreement, is at the Year End Determination Date within the range set out below, then the Margin shall be the percentage per annum set out opposite such range in the margin grid table below:

Margin Grid Table
Ratio of Consolidated Net Borrowings to Consolidated EBITDA	(per cent. per annum)
Greater than 2.5x	1.80
Greater than 2.0x but lower than or equal to 2.5x	1.50
Greater than 1.5x but lower than or equal to 2.0x	1.30
Greater than 1.0x but lower than or equal to 1.5x	1.10
Lower than or equal to 1.0x	1.00

(and any adjustment of the Margin pursuant to this paragraph (b) shall apply also in respect of any outstanding Loan or Bank Guarantee, commencing from the date falling five Business Days after receipt by the Agent of the Compliance Certificate in respect of the annual Consolidated Financial Statements delivered pursuant to Clause 22.2 (Compliance Certificate));

(c)	if at any time an Event of Default has occurred and is continuing the Margin shall be 1.80 per cent. per annum; and

(d)
the change to the Margin set out in paragraph (c) above shall apply from and including the date on which an Event of Default has occurred or come into existence until but excluding the date on which such Event of Default is no longer continuing.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, financial condition, asset or properties of the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

"Material Subsidiary" means, at any time, a Subsidiary of the Guarantor, which as of the then most recent Determination Date:

(a)
has profits before interest and tax calculated on the same basis as Consolidated Profits Before Interest and Tax, as defined in Clause 23 (Financial covenants), representing more than 7½ per cent. of Consolidated Profits Before Interest and Tax, as defined in Clause 23 (Financial covenants) for the period of four consecutive fiscal quarters of the Guarantor immediately prior to the most recent Determination Date; and/or

(b)
has turnover representing more than 7½ per cent. of the consolidated turnover of the Group for the period of four consecutive fiscal quarters of the Guarantor prior to the most recent Determination Date; and/or

(c)	has assets representing more than 7½ per cent. of the Consolidated Total Assets prior to the most recent Determination Date,

in each case calculated on a consolidated basis.

"Merloni Family" means Vittorio Merloni, his wife and his children, descendants, heirs and legates.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which the Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service.

"Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

"Obligors" means the Borrowers and the Guarantor, and "Obligor" means any of them.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Borrower" means each of Indesit Company S.p.A., Indesit Company France S.A.S., Indesit Company Luxembourg S.A., Indesit Company UK Ltd and General Domestic Appliances Holdings Ltd (together, the "Original Borrowers").

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for its financial year ended 31 December 2010 prepared in accordance with Applicable Accounting Standards.

"Outstandings" means at any time, the aggregate of the Base Currency Amounts of the outstanding Loans and the amount of the maximum actual and contingent liabilities of the Lenders in respect of each outstanding Bank Guarantee.

"Participating Member State" means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union.

"Party" means a party to this Agreement.

"Pre-Agreed Limit" means the pre-agreed limit of a total Base Currency Amount of Euro 50 million in respect of Loans made in aggregate Sterling and/or Dollars calculated in accordance with Clause 7.2 (c) below.

"Procedures Report" means a report substantially in the form attached at Schedule 16 (Agreed Upon Procedures)

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan under this Agreement and is:

(a)	with respect to Facility A, a Facility A Qualifying Lender; and

(b)	with respect to Facility B, a Facility B Qualifying Lender.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two Target Days before the first day of that period;

(b)	(if the currency is sterling) the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal London and Milan offices of UniCredit Bank AG, Intesa Sanpaolo S.p.A., BNP Paribas and Citibank N.A., or such other banks as may be appointed by the Agent in consultation with the Guarantor pursuant to Clause 28.16 (Reference Banks), for avoidance of doubt, the Milan offices being the reference for the EURIBOR and the London offices are the reference for the LIBOR (or equivalent base rate for Optional Currencies other than Sterling or Dollars.

"Refinanced Indebtedness" means the Euro 350,000,000 revolving facility made available to the Guarantor and certain other Subsidiaries pursuant to a facility agreement dated 6 July 2006 and arranged by The Royal Bank of Scotland Plc and UniCredit Banca Mobiliare S.p.A.

"Relevant Interbank Market" means in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

"Repeating Representations" means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing law and enforcement), Clause 21.8 (No default), Clause 21.9 (No misleading information), Clause 21.11 (Pari passu ranking), Clause 21.12 (No proceedings pending or threatened) Clause 21.15 (Ownership of the Borrowers), Clause 21.16 (Control of the Guarantor) and Clause 21.19 (Centre of main interests and establishments).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	demand in respect of a Bank Guarantee is due to be met;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 7.3 (Unavailability of a currency)) or Bank Guarantee; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan; or

(ii)	satisfying any demand made by the Agent pursuant to a drawing under a Bank Guarantee.

(iii)
"S&P" means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Guarantor and the Lenders.

"Security" means any mortgage, lien, pledge, charge, security interest or other encumbrance having a similar effect.

"Semi-Annual Determination Date" means, for so long as the Guarantor's financial year ends on 31st December, 30th June of each calendar year, and in the event that the Guarantor changes its financial year, the day that falls six months from the end of such financial year.

"Senior Financial Officer" means any of a director, the chief executive officer, chief financial officer or the group finance director of the Guarantor.

"Separate Loan” has the meaning given to that term in Clause 8.1 (Repayment).

"Specified Time" means a time determined in accordance with Schedule 9 (Timetables).

"Subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital (which gives rise to voting rights) of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs, exercise a dominant influence over it and/or to control the composition of its board of directors or equivalent body and is fully consolidated in the Consolidated Financial Statements on a line-by-line basis for such period. Unless the contest otherwise requires, any reference to a Subsidiary is a reference to a Subsidiary of the Guarantor.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the United Kingdom Income and Corporation Taxes Act 1988 (as from time to time amended, supplemented and substituted).

"Term" means, in relation to any Bank Guarantee, the period from its Utilisation Date until its Expiry Date.

"Termination Date" means the date falling 5 years from the date of this Agreement.

"Testo Unico Bancario" means the Italian Legislative Decree No. 385 of 1 September 1993 (as from time to time amended, supplemented and substituted).

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments being €400,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being €268,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being €132,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Guarantor.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed transfer date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Treasury Stock" means ordinary shares issued by the Guarantor and held by the Guarantor as permitted by Italian law.

"Undisclosed Administration" means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"Utilisation" means a utilisation of the Facility, by way of a Loan or a Bank Guarantee.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Bank Guarantee is to be issued.

"Utilisation Fee Payment Date" has the meaning set out in paragraph (c) of Clause 14.5 (Utilisation fee).

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).

"VAT" means:

(a)
any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations, and, in relation to Italy, value added tax (Imposta sul Valore Aggiunto), pursuant to Decree of the President of the Republic of Italy No. 633 of 26 October 1972 (as from time to time amended, supplemented and substituted); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or elsewhere.

"Year-End Determination Date" means, for so long as the Guarantor's financial year ends on 31st December, 31st December of each calendar year, and in the event that the Guarantor changes its financial year, the last day of the Guarantor's financial year.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Agent", the "Arranger", any "Finance Party", the "Guarantor" any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	the "Borrower" shall be construed as a reference to (in relation to Facility A) the Facility A Borrowers and (in relation to Facility B) the Facility B Borrowers;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)
a Lender's "participation", in relation to a Bank Guarantee, shall be construed as a reference to the rights and obligations of that Lender in relation to that Bank Guarantee as are expressly set out in this Agreement.

(v)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being of a type with which any person to whom it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Milan time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is "continuing" if it has not been remedied or waived.

1.4	Construction - Italian Terms

(a)	In this agreement a reference to (in the case of paragraph (a) or (b) below, in relation to (or to the obligation of) any member of the Group incorporated in Italy):

(i)
a winding-up, administration or dissolution includes, without limitation, any liquidazione, procedura concorsuale (fallimento, concordato preventivo, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d'insolvenza), cessione dei beni ai creditori, or any other similar proceedings;

(ii)
a receiver, administrative receiver, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, or any other person performing the same function of each of the foregoing;

(iii)	a lease includes, without limitations, a contratto di locazione;

(iv)	a matured obligation includes, without limitation, any credito liquido ed esigibile and credito scaduto; and

(v)
a Security includes, without limitation, any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Legislative Decree No. 385 of 1 September 1993, as amended from time to time), cessione del credito in garanzia, diritto reale di garanzia and any other garanzia reale or other transactions having the same effect as each of the foregoing

1.4	Construction - French terms.

(a)	In this Agreement, where it relates to a French entity, a reference to:

(i)	"acting in concert" has the meaning given in article L.233-10 of the French Code de commerce;

(ii)	"control" has the meaning given in article L.233-3 of the French Code de commerce;

(iii)	"financial assistance" has the meaning given in article L.225-216 of the French Code de commerce;

(iv)	"gross negligence" means "faute lourde";

(v)	a "guarantee" includes any "cautionnement", "aval" and any "garantie" which is independent from the debt to which it relates;

(vi)	"merger" includes any "fusion" implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(vii)
a "reconstruction" includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(viii)	a "security interest" includes any type of security (sûreté réelle), transfer or assignment by way of security and fiducie-sûreté; and

(ix)	"wilful misconduct" means "dol".

1.5	Currency Symbols and Definitions

"$" and "dollars" denote lawful currency of the United States of America "£" and "sterling" denotes lawful currency of the United Kingdom, "€" and "EUR" and "euro" means the single currency unit of the Participating Member States.

1.6	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement:

(a)	the Facility A Lenders make available to the Facility A Borrowers a revolving loan and bank guarantee facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	the Facility B Lenders make available to the Facility B Borrowers a revolving loan and bank guarantee facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Lender in accordance with Clause 9.6 (Right of repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality) or Clause 9.2 (Restrictions on participation in Bank Guarantees),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably on the basis of all applicable laws and regulations)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)
the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company, the Increase Lender and the Fronting Banks; and

(B)	the Fronting Banks consenting to that increase.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of €5,000 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including duly documented legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re‑transfer" and "re‑assignment" were references to respectively a "transfer" and "assignment"."

2.3	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
Each Borrower shall apply all amounts borrowed by it by way of Loans and/or Bank Guarantees towards funding its general corporate purpose or the general corporate purposes of the Group, including, without limitation, the refinancing of the Refinanced Indebtedness.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
A Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the relevant Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders and a Fronting Bank will only be obliged to comply with Clause 5.4 (Lenders' and Fronting Banks' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in the case of any other Loan or Bank Guarantee, no Default is continuing or would result from the proposed Loan or Bank Guarantee, as the case may be; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is Sterling or Dollars; or

(ii)
it has been approved by the Agent (acting on the instructions of all the Lenders) prior to receipt by the Agent of the relevant Utilisation Request for that Loan and is readily available in the amount required and freely convertible into the Base Currency of the relevant Facility to be utilised in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan.

(b)
If the Agent has received a written request from a Borrower in relation to a Loan in Sterling or Dollars (including for the avoidance of doubt Rollover Loans in Sterling or Dollars) under paragraph (a)(i) above by the Specified Time, the Agent will confirm to that Borrower by the Specified Time the maximum amount in Sterling or Dollars that can be requested without exceeding the Pre-Agreed Limit.

(c)
If the Agent has received a written request from a Borrower for a currency to be approved under paragraph (a)(ii) above by the Specified Time, the Agent will confirm to that Borrower by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any Utilisation in that currency.

4.4	Maximum number of Loans

(a)
A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation (i) 11 or more Loans and/or Bank Guarantees would be outstanding and/or (ii) Loans would be outstanding under the Facilities in more than 3 different currencies.

(b)	Any Loan made by a single Lender under paragraph (c) of Clause 7.2 (Loans in Sterling and Dollars) or Clause 7.3 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(iv)	it complies with the conditions set out in Clause 4 (Conditions of Utilisation);

(v)	the proposed Interest Period or Term, as the case may be complies with Clause 12 (Interest Periods and Terms); and

(vi)
in relation to a Bank Guarantee, a Fronting Bank and the Agent have approved the terms of the Bank Guarantee (to the extent such Bank Guarantee is not in the form set out in Schedule 10), the purpose of its issue and the identity of the beneficiary.

(b)	Only one Loan or Bank Guarantee may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency, subject to Clause 7.2 (Loans in Sterling and Dollars).

(b)	The amount of the proposed Loan or Bank Guarantee must be:

(i)	if the currency selected is Euro, a minimum of €5,000,000 or if less, the Available Facility; or

(ii)	if the currency selected is Sterling, a minimum of £5,000,000 or if less, the Available Facility;

(iii)	if the currency selected is Dollars, a minimum of $5,000,000 or, if less, the Available Facility;

(iv)
if the currency selected is another Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, such Optional Currency equivalent of the Available Facility; and

(v)	in any event, such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' and Fronting Banks' participation

(a)
If the conditions set out in this Agreement have been met, (i) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office and (ii) each Fronting Bank shall issue each Bank Guarantee through its Facility Office.

(b)
The amount of each Lender's participation in each Loan and each Bank Guarantee will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan or issuing the Bank Guarantee.

(c)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and each Bank Guarantee, in each case by the Specified Time.

6.	BANK GUARANTEES

6.1	Appointment of a Fronting Bank
All provisions relating to Bank Guarantees in this Agreement are subject to the accession to this Agreement of a Fronting Bank satisfactory to all the Parties and will not be effective unless and until such accession occurs.

6.2	Completion of Bank Guarantees
A Fronting Bank is authorised to issue any Bank Guarantee pursuant to Clause 5 (Utilisation - Loans) by:

(a)	completing the issue date and the proposed Expiry Date of that Bank Guarantee; and

(b)	executing and delivering that Bank Guarantee to the relevant recipient on the Utilisation Date.

6.3	Renewal of a Bank Guarantee

(a)	Not less than three Business Days before the Expiry Date of a Bank Guarantee a Borrower may, by written notice to the Agent, request that the Term of that Bank Guarantee be extended.

(b)	The Finance Parties shall treat the request in the same way as a Utilisation Request for a Bank Guarantee in the amount and maturity of the Bank Guarantee (as to be extended).

(c)
The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, save that its Term shall commence on the date which was the Expiry Date of that Bank Guarantee immediately prior to its renewal and shall end on the proposed Expiry Date specified in the request.

(d)	A Fronting Bank is authorised to amend any Bank Guarantee pursuant to a request if the conditions set out in this Agreement have been complied with.

7.	Optional Currencies

7.1	Selection of currency
Each Borrower shall select the currency of a Loan in a Utilisation Request, provided that no more than three currencies may be outstanding at any time.

7.2	Loans in Sterling and Dollars

(a)
Subject to Clause 5.3 (Currency and amount) and to paragraph (b) of Clause 7.3 (Unavailability of a currency), in the event that a Borrower has selected the currency of a Loan as Sterling or Dollars, a Lender shall fund such Loan in the requested currency, provided that the Loans outstanding in Sterling and Dollars will not, as a result of the proposed Utilisation, exceed the Pre-Agreed Limit.

(b)
To the extent that a Borrower selects the currency of a Loan as Sterling or Dollars and that as a result of funding that Loan in such requested currency, the Loans outstanding in Sterling and Dollars will, as a result of the proposed Utilisation, exceed the Pre-Agreed Limit, a Lender shall be entitled to elect to fund such Loan, for the respective portion exceeding the Pre-Agreed Limit, in the Base Currency.

(c)
The Agent shall calculate the Pre-Agreed Limit at: (i) the date of signing; and (ii) at the date of each Utilisation Request, by reference to the Agent's Spot Rate of Exchange such that it shall be equivalent to a total Base Currency Amount of Euro 50 million.

(d)
Within 10 Business Days of each anniversary of the signing date (or, if that is not a Business Day, the next Business Day) any Party may request that the definition of Liquidity Premium be reviewed. Promptly following such a request, the Lenders and the Guarantor shall enter into discussions in good faith to ascertain whether a new definition can be unanimously agreed between all the Lenders and the Guarantor.

7.3	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested under Clause 4.3(a)(ii) is not readily available to it in the amount required;

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it; or

(c)	a Lender notifies the Agent that it intends to fund a Loan in a Base Currency pursuant to Clause 7.2(b) above,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 7.3 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period and, for the avoidance of doubt, shall not be counted towards the maximum number of outstanding currencies for the purposes of Clause 7.1 (Selection of currency).

7.4	Participation in a Loan
Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' and Fronting Banks' participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

8.	Repayment

8.1	Repayment

(a)
Subject to paragraph (b) below, each Borrower shall repay each Loan made to it on the last day of its Interest Period in the currency in which the relevant Loan was drawn down and no Loan may be outstanding after the Termination Date.

(b)
Without prejudice to each Borrower's obligation under paragraph (a) above or the provisions of Clause 4.3 (Conditions relating to Optional Currencies) or Clause 7.2 (Loans in Sterling and Dollars), if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 7.3 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)
each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)
each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 10 Business Days' prior notice to the Agent (with, for the avoidance of doubt, Break Costs, if any). The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	PREPAYMENT AND CANCELLATION

9.1.	Illegality
If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender or a Fronting Bank to perform any of its obligations as contemplated by this Agreement or to fund, issue or participate in any Loan or Bank Guarantee:

(a)	that Lender or a Fronting Bank, as the case may be, shall promptly notify the Agent upon becoming aware of that event;

(b)	(in the case of any of illegality with respect to a Loan) upon the Agent notifying the Guarantor, the Commitment of that Lender will be immediately cancelled;

(c)
(in the case of that it becomes unlawful for a Fronting Bank to issue a Bank Guarantee), upon the Agent notifying the Guarantor, such Fronting Bank shall not be obliged to issue any Bank Guarantee; and

(d)
each Borrower shall, on the last day of the Interest Period for each Loan or Bank Guarantee, as the case may be, occurring after the Agent has notified that Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law):

(i)	repay that Lender's participation in the Loans made to that Borrower; and/ or

(ii)
ensure that the liabilities of that Lender or that Fronting Bank under or in respect of each Bank Guarantee are reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to such Lender's Bank Guarantee Proportion of those Bank Guarantees or such Fronting Bank's maximum actual and contingent liabilities under that Bank Guarantee in the currency or currencies of those Bank Guarantees.

9.2.	Restrictions on participation in Bank Guarantees
If at any time prior to the issue of a Bank Guarantee any Lender is prohibited by law or pursuant to any request from or requirement of any central bank or other fiscal, monetary or other authority from having any right or obligation under this Agreement in respect of a Bank Guarantee, that Lender shall notify the Agent on or before the Business Day prior to the proposed Utilisation Date and:

(a)
the maximum actual and contingent liabilities of a Fronting Bank under that Bank Guarantee shall be reduced by an amount equal to an amount which would have been the amount of that Lender's Bank Guarantee Proportion of that Bank Guarantee if the prohibition had not occurred;

(b)	the Bank Guarantee Proportion of that Lender in relation to that Bank Guarantee shall be nil; and

(c)
that Lender's Available Commitment in respect to that Bank Guarantee only, shall be reduced by an amount equal to an amount which would have been the amount of that Lender's Bank Guarantee Proportion of that Bank Guarantee only if the prohibition had not occurred.

9.3.	Change of Control

(a)	Upon the occurrence of a Change of Control:

(i)	the Guarantor shall promptly and in any event within 10 Business Days after the occurrence of a Change of Control give written notice to the Agent;

(ii)	the Agent acting on the instructions of the Majority Lenders and the Guarantor shall enter into discussions in good faith to ascertain whether the Facility can be continued; and

(iii)
if no agreement regarding the continuation of the Facility can be reached between the Guarantor and all the Lenders within 30 days of the relevant Change of Control, then if a Lender so requires and notifies the Agent within 5 Business Days after the 30 day negotiation period has elapsed (a "Cancelling Lender"), the Agent shall, immediately after, notify the Guarantor about the Cancelling Lender (the “Cancelling Lender Notice”). By not less than 15 Business Days' notice to the Guarantor of the Cancelling Lender Notice (but in any event no later than 20 Business Days' following the date of the Cancelling Lender Notice), the Agent shall cancel the Commitment of the Cancelling Lender and declare the participation of the Cancelling Lender in all Outstandings in respect of the Cancelling Lender, together with accrued interest and all other amounts accrued under the Finance Documents (including, for the avoidance of doubt, any accrued Break Costs), immediately due and payable, at which time the Commitment of the Cancelling Lender will be cancelled and all such outstanding amounts will become immediately due and payable, such date being the "Cancellation Date".

(iv)	In relation to each Lender that is not a Cancelling Lender, the Facility shall continue on the same terms as set out in this Agreement, mutatis mutandis.

(b)
Within 5 Business Days of receiving the Cancelling Lender Notice from the Agent pursuant to Clause 9.3(a)(iii) above, the Guarantor may, by giving notice to the Agent, request that one or more financial institutions (being either an existing Lender or Lenders or another financial institution(s)) become a Lender by such existing Lender or, as the case may be, other financial institution (each a "New Lender") executing a Transfer Certificate with each relevant Cancelling Lender with respect to all of the relevant Cancelling Lender's rights and obligations hereunder (for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Cancelling Lender's participation in the outstanding Utilisations and all accrued interest and/or Bank Guarantee fees, Break Costs and other amounts payable in relation thereto under the Finance Documents) and delivering, no later than 10 Business Days after the Cancelling Lender Notice, such Transfer Certificate to the Agent. Each Cancelling Lender shall promptly execute such Transfer Certificate on being so requested.

(c)
Subject to the proviso in paragraph (b) above and provided that each New Lender has become a lender pursuant to Clause 26 (Changes to the Lenders), any New Lender which executes and delivers to the Agent a Transfer Certificate pursuant to Clause 26.5 will become on the Transfer Date a Lender (under the relevant Facility) with a Commitment in the amount specified in such Transfer Certificate (which in the case of an existing Lender, shall be aggregated with its Commitment prior to the execution of such Transfer Certificate).

(d)
If a New Lender has not executed a Transfer Certificate pursuant to sub-paragraph (c) above, the Guarantor shall on the Cancellation Date, procure that each such Cancelling Lender's participations in outstanding Loans are repaid together with all unpaid accrued interest and other amounts payable by it to that Lender under this Agreement in respect of the Facility, and each such Lender's Commitments shall be cancelled, in each case in full on the Cancellation Date.

9.4.	Voluntary cancellation
Each Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of an Available Facility. Any cancellation under this Clause 9.4 shall reduce the Commitments of the relevant Lenders rateably.

9.5.	Voluntary prepayment of Loans
A Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of a Loan or procure the reduction of a Fronting Bank's liability under a Bank Guarantee (but, if in part, being an amount that reduces the Base Currency Amount of the Loan or, as the case may be Bank Guarantee, by a minimum amount of €5,000,000, calculated at the Agent's Spot Rate of Exchange as of the date of the notice of prepayment).

9.6.	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender or any Fronting Bank by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up);

(ii)	any Lender or any Fronting Bank claims indemnification from any Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs);

(iii)
any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction; or

(iv)	any Lender or any Fronting Bank notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Guarantor may, whilst (in the case of paragraphs (i), (ii) and (iii) above) the circumstance giving rise to the requirement or indemnification continues or, (in the case of paragraph (iv) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or Bank Guarantee and/ or (to the extent permitted by law) to procure the liabilities of that Lender or that Fronting Bank under or in respect of each Bank Guarantee are reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to such Lender's Bank Guarantee Proportion of those Bank Guarantees or that Fronting Bank's maximum actual and contingent liabilities under that Bank Guarantee in the currency or currencies of those Bank Guarantees.

(b)
On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender (where the circumstances described in paragraph (a) above relate to a Loan) shall immediately be reduced to zero or (where the circumstances described in paragraph (a) above relate to the issue of a particular Bank Guarantee) that Lender's participation under the relevant Bank Guarantee shall be reduced to zero.

(c)
On the last day of each Interest Period or Term as the case may be which ends after the relevant Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loans and shall procure either that such Lender's Bank Guarantee Proportion of each relevant Bank Guarantee be reduced to zero (by reduction of the amount of that Bank Guarantee in an amount equal to that Lender's Bank

Guarantee Proportion) or that Cash Collateral be provided to the Agent in an amount equal to such Lender's Bank Guarantee Proportion of that Bank Guarantee); and (if the circumstance relates to a Fronting Bank) the relevant Obligor shall procure that such Fronting Bank's liability under any Bank Guarantees issued by it shall either be reduced to zero or otherwise secured by the relevant Obligor providing Cash Collateral in an amount equal to that Fronting Bank's maximum actual and contingent liabilities under those Bank Guarantees.

(d)	If any Lender becomes a Defaulting Lender:

(i)	the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days' notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

9.7.	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment or cancellation under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if prepayment occurs on a date other than an interest payment date pursuant to the provisions of this Agreement) without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be re-borrowed in accordance with the terms of this Agreement.

(d)
Each Obligor shall not repay or prepay all or any part of the Loans or Bank Guarantees or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Guarantor or the affected Lender, as appropriate.

10.	OBLIGORS' LIABILITIES IN RELATION TO BANK GUARANTEES

10.1	Demands under Bank Guarantees
If a demand is made under a Bank Guarantee or a Fronting Bank incurs in connection with a Bank Guarantee any other liability, cost, claim, loss or expense which is to be reimbursed pursuant to this Agreement, that Fronting Bank shall promptly notify the Agent of the amount of such demand or such liability, cost, claim, loss or expense and the Bank Guarantee to which it relates and the Agent shall promptly make demand upon the relevant Borrower in accordance with this Agreement and notify the Lenders.

10.2	Obligors' indemnity to Fronting Banks
Each Obligor shall irrevocably and unconditionally as a primary obligation indemnify (within three Business Days of demand of the Agent) a Fronting Bank which has issued a Bank Guarantee at its request against:

a.
any sum paid or due and payable by such Fronting Bank under the Bank Guarantee, it being understood that, further to any payment made by the Fronting Bank to the beneficiary of the relevant Bank Guarantee, each Obligor will be entitled to repay the relevant amount also by requesting a Rollover Loan; and

b.
all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from such Fronting Bank under any Bank Guarantee or in connection with any such Bank Guarantee), claims, losses and expenses which such Fronting Bank may at any time incur or sustain in connection with or arising out of any such Bank Guarantee.

10.3	Obligors' indemnity to Lenders
Each Obligor shall irrevocably and unconditionally as a primary obligation indemnify (on demand of the Agent) each Lender against:

a.	any sum paid or due and payable by that Lender (whether under Clause 29.1 (Lenders' Indemnity) or otherwise) in connection with that Bank Guarantee; and

b.	all liabilities, costs, claims, losses and expenses which that Lender may at any time incur or sustain in connection with any Bank Guarantee.

10.4	Preservation of rights
Neither the obligations of each Obligor set out in this Clause 10 nor the rights, powers and remedies conferred on any Fronting Bank or Lender by this Agreement or by law shall be discharged, impaired or otherwise affected by:

a.	the winding‑up, dissolution, administration or re‑organisation of a Fronting Bank, any Lender or any other person or any change in its status, function, control or ownership;

b.
any of the obligations of a Fronting Bank, any Lender or any other person under this Agreement or under any Bank Guarantee or under any other security taken in respect of its obligations under this Agreement or otherwise in connection with a Bank Guarantee being or becoming illegal, invalid, unenforceable or ineffective in any respect;

c.
time or other indulgence being granted or agreed to be granted to a Fronting Bank, any Lender or any other person in respect of its obligations under this Agreement or under or in connection with a Bank Guarantee or under any other security;

d.	any amendment to, or any variation, waiver or release of, any obligation of a Fronting Bank, any Lender or any other person under a Bank Guarantee or this Agreement;

e.
any other act, event or omission which, but for this Clause 10, might operate to discharge, impair or otherwise affect any of the obligations of the Borrower set out in this Clause 10 or any of the rights, powers or remedies conferred upon a Fronting Bank or any Lender by this Agreement or by law.

f.
The obligations of the relevant Obligor set out in this Clause 10 shall be in addition to and independent of every other security which any Fronting Bank or any Lender may at any time hold in respect of the Obligors' obligations under this Agreement.

10.5	Settlement conditional
Any settlement or discharge between an Obligor and a Fronting Bank or a Lender shall be conditional upon no security or payment to that Fronting Bank or Lender by the relevant Obligor, or any other person on behalf of that Obligor, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Fronting

Bank or Lender shall be entitled to recover the value or amount of such security or payment from an Obligor subsequently as if such settlement or discharge had not occurred.

10.6	Right to make payments under Bank Guarantees
A Fronting Bank shall be entitled to make any payment in accordance with the terms of the relevant Bank Guarantee without any reference to or further authority from an Obligor or any other investigation or enquiry. Each Obligor irrevocably authorise each Fronting Bank to comply with any demand under a Bank Guarantee which is valid on its face.

10.7	Revaluation of Outstandings
On each Bank Guarantee Valuation Date, the Agent shall calculate the amount of the Outstandings (having regard to changes in the Base Currency Amounts of the Bank Guarantees which have arisen as a result of currency fluctuations) and the Agent shall notify the Borrower of the amount, if any (the "Excess Amount") by which the Outstandings exceed the aggregate Total Commitments of and the relevant Obligor shall:

a.	procure that the Fronting Banks' obligations under any Bank Guarantees are reduced by an amount no less than the Excess Amount; or

b.	secure that Excess Amount by providing Cash Collateral in an amount no less than the Excess Amount.

SECTION 5
COSTS OF UTILISATION

11	INTEREST

11.1	Calculation of interest and commission

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	EURIBOR or (in relation to any Loan in Sterling or Dollars) LIBOR or equivalent base rate for Optional Currencies other than Sterling or Dollars;

(iii)	Mandatory Cost, if any; and

(iv)	in relation to an Optional Currency, any Additional Cost of Funding.

(b)
The Bank Guarantee commission rate is the percentage rate per annum on an amount which is equal to the outstanding amount with respect to any Bank Guarantees less an amount equal to any Cash Collateral provided by the Obligors and which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Mandatory Cost, if any.

12.1	Payment of interest and commissions

(a)
On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
The Borrower shall pay to the Agent for the account of each Lender pro rata in accordance with their respective Bank Guarantee Proportions the accrued commission fee on each Bank Guarantee on the first Business Day which falls three Months after the date on which that Bank Guarantee is issued pursuant to this Agreement, and on each day falling at three Monthly intervals thereafter, or, if earlier, on the Expiry Date of the relevant Bank Guarantee.

11.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.65 (one point six five) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 1.65 (one point six five) per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under any applicable law, including article 1283 of the Italian Civil Code) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.5	Effective Global Rate
For the purposes of article L.313-4 of the French Code Monétaire et Financier and articles L.313-1, R.313-1 and R.313-2 of the French Code de la consommation, the parties acknowledge that due to the variable interest rate applicable to Loans pursuant to this Agreement and the Borrowers' right to select the currency and the duration of the Interest Period of such Loans, the Taux Effectif Global cannot be calculated as at the date of this Agreement. However, the French Borrower acknowledges that it has received from the Agent a letter, in the form set out in Schedule 17 (Effective Global Rate) of this Agreement, containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The parties acknowledge that such letters form part of this Agreement.

11.6	Italian Usury Law
The Parties mutually acknowledge that the rate of interest applicable to Loans to any Italian Obligor under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the "Italian Usury Law"). In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan to any Italian Obligor and/or the default rate of interest (if due at such time to any Italian Obligor) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Italian Obligor shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

12	INTEREST PERIODS AND TERMS

12.1	Selection of Interest Periods and Terms

(a)	The Borrowers may select an Interest Period for a Loan and a Term of a Bank Guarantee in the Utilisation Request for that Loan or Bank Guarantee, as the case may be.

(b)
Subject to this Clause 12, the Borrowers may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting, in the case of a period shorter than one Month or longer than six Months, on the instructions of all the Lenders).

(c)	The Borrower may select a Term for a Bank Guarantee of a period ending on or before the Termination Date.

(d)	An Interest Period for a Loan and a Term of a Bank Guarantee shall not extend beyond the Termination Date.

(e)	Each Interest Period for a Loan and a Term of a Bank Guarantee shall start on the Utilisation Date.

(f)	A Loan has one Interest Period only.

12.2	Non-Business Days
If an Interest Period or Term would otherwise end on a day which is not a Business Day, that Interest Period or Term, as the case may be, will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations
Subject to Clause 13.2 (Market disruption), if EURIBOR or, if applicable, LIBOR (or equivalent base rate for Optional Currencies other than Sterling or Dollars) is to be determined by reference to the Reference Banks but if a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR (or the equivalent base rate for Optional Currencies other than Sterling or Dollars) shall be determined on the basis of the arithmetic mean of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, as applicable, LIBOR (or the equivalent base rate for Optional Currencies other than Sterling or Dollars) for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives a notice duly signed by an authorised representative from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR (or the equivalent base rate for Optional Currencies other than Sterling or Dollars). If a Market Disruption Event occurs, the Agent shall notify the Guarantor of any notice received under this sub-paragraph (ii).

13.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Guarantor so requires, the Agent and the Guarantor shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Guarantor, be binding on all Parties.

14.3	Break Costs

(a)
An Obligor shall, within three Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Obligor on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14	FEES

14.1	Arrangement fee
The Borrowers shall pay to the Arranger the fees in the amounts and at the times agreed in a Fee Letter.

14.2	Commitment fee

(a)
In respect of Facility A, the Guarantor shall pay to the Agent (for the account of each Facility A Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender's Available Commitment for the Availability Period.

(b)
In respect of Facility B, the Facility B Borrowers shall pay to the Agent (for the account of each Facility B Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender's Available Commitment for the Availability Period.

(c)
The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective (each such payment date, a "Commitment Fee Payment Date").

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.3	Agency fee
The Guarantor shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4	Fronting Bank fee
The Guarantor shall, in respect of each Bank Guarantee, pay to the relevant Fronting Bank a fee in the amounts and at the times agreed between that Fronting Bank and the Guarantor.

14.5	Utilisation fee

(a)	The Borrowers shall pay to the Agent (for the account of each Lender):

(i)
to the extent and for the days that the drawn down amount under the Facilities exceeds 33% but is less than or equal to 66% of the Total Commitments, a fee in the Base Currency equal to 0.15% per annum on the aggregate Outstandings under the Facilities; and

(ii)
to the extent and for the days that the drawn down amount under the Facilities exceeds 66% of the Total Commitments, a fee in the Base Currency equal to 0.30% per annum on the aggregate Outstandings under of the Facilities, provided that, the amount payable under the above paragraphs (a)(i) or (ii) shall be paid by each Borrower pro rata to its proportion of drawndown Facilities during the period from the previous Utilisation Fee Payment Date to the current Utilisation Fee Payment Date.

(b)	To the extent and for the days that the Outstandings under the Facility are less than or equal to 33% of the Total Commitments, no utilisation fee shall be payable.

(c)
The accrued utilisation fee is payable in arrears on the last day of each successive period of three Months and on the Termination Date (each such date a "Utilisation Fee Payment Date"). Accrued utilisation fee is also payable to the Agent for each Lender on the date that its Commitment is cancelled and its share in the Loans and/or Bank Guarantees is prepaid or repaid in full.

14.6	Participation fee
The Borrowers shall pay to the Agent (for the account of each Lender) the fees in the amounts and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 15, a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender and a Fronting Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Fronting Bank, as the case may be. If the Agent receives such notification from a Lender it shall notify each Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)
A Facility B Treaty Lender that becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part III of Schedule 1 (The Original Parties).

(g)	Where a Lender includes the indication described in paragraph (f) above in Part III of Schedule 1 (The Original Parties):

(i)
each Original Borrower shall, and to the extent that that Lender is a Lender under a Facility made available to the Original Borrower pursuant to Clause 2.1 (The Facility), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and

(ii)
each Additional Borrower shall, and to the extent that that Lender is a Lender under a Facility made available to the Original Borrower pursuant to Clause 2.1 (The Facility), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

(h)
If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (g) above or paragraph (a) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment or its participation in any Utilisation.

15.3	Tax indemnity

(a)
The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office or other place of business is located,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 15.4 (Excluded Claims) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Excluded Claims
If any Lender is not or ceases to be a Qualifying Lender, the relevant Obligor shall not be liable to pay to that Lender under Clauses 15.2 (Tax Gross-Up) or 15.3 (Tax Indemnity) any amount in respect of taxes levied or imposed in excess of the amount it would have been obliged to pay if that Lender had been or had not ceased to be a Qualifying Lender, if on the date on which the payment falls due:

(a)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation by any authority having competent jurisdiction, administration, or application of) any law or any published practice or concession of any relevant taxing authority provided that the exclusion referred to above for changes after the date a Lender became a Lender under this Agreement shall not apply in respect of any Tax Deduction on account of tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction; or

(b)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 15.7 below.

15.5	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

a.	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

b.	that Finance Party has obtained and/or utilised and/or retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.6	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Facility A Qualifying Lender;

(c)	a Facility B Qualifying Lender; or

(d)	a Facility B Treaty Lender.

Such Lender shall also specify, in the Transfer Agreement which it executes upon becoming a Party to this Agreement, whether it is incorporated, domiciled, established, or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or in a Blacklisted Jurisdiction.
If a New Lender fails to indicate its status in accordance with this Clause 15.6 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 15.6.

15.7	Tax Filings

(a)
Subject to paragraph (b) below, each Lender shall complete as soon as practicable any procedural formalities which are necessary for an Obligor to be able to make a payment to such Lender without a Tax Deduction (or with a reduced rate of Tax Deduction).

(b)	Nothing in paragraph (a) above shall require a Treaty Lender to:

(i)	register under the HMRC DT Treaty Passport scheme;

(ii)	apply the HMRC DT Treaty Passport scheme to any Utilisation if it has so registered; or

(iii)
file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 15.2(f) above or paragraph (a) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation) and the Obligor making that payment has not complied with its obligations under Clause 15.2(g) above or paragraph (b) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation).

15.8	HMRC DT Treaty Passport scheme confirmation

(a)
A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate or Assignment Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement.

(b)	Where a New Lender includes the indication described in paragraph (a) above in the relevant Transfer Certificate or Assignment Agreement:

(i)
each Borrower which is a Party as a Borrower as at the relevant Transfer Date or Assignment Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing; and

(ii)
each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date or Assignment Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

15.9	Stamp taxes
The Guarantor shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than a Transfer Certificate).

15.10	VAT

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and.

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)
Any reference in this Clause 15.10 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

16.	INCREASED COSTS

16.2	Increased costs

(a)
Subject to Clause 16.3 (Exceptions) the Borrower shall, within three Business Days of a written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation by any authority having competent jurisdiction, administration or application of) any law or regulation; or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

"Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Bank Guarantee.

16.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable, provide a certificate signed by an authorised representative of such Finance Party confirming the amount of its Increased Costs and the cause of such increase with reference to Clause 16.1(a) (Increased Costs) and the Agent shall promptly notify the Guarantor accordingly.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 15.4 (Excluded Claims) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 16.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of a written demand, indemnify each Finance Party to whom that Sum is due against any duly documented cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities
The Guarantor shall, within three Business Days of written demand, indemnify each Finance Party against any duly documented cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
issuing or making arrangements to issue a Bank Guarantee requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by that Finance Party alone);

(d)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but which is not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

17.3	Indemnity to the Agent
The Guarantor shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent as a result of:

(a)	investigating any event which it reasonably believes is a Default if the Agent has promptly notified the Guarantor of such investigation taking place; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.4	Limitation
Notwithstanding anything to the contrary in this Agreement, any indemnity or similar arrangement given by an Obligor (other than the Guarantor) pursuant to the terms of this Agreement is given in respect of itself only. No Obligor (other than the Guarantor) shall be liable for any cost, fee, liability or indemnity (of whatever nature), if such cost, fee, liability or indemnity is not directly attributable to the relevant Obligor (other than the Guarantor).

18.	Mitigation by the Lenders

18.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Guarantor, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) or in any amount payable under a Finance Document by an Obligor established in France becoming not deductible from that Obligor's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all duly documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses
The Guarantor shall promptly pay on demand the Finance Parties:

(a)	the amount of any costs and expenses (including legal fees) set out or referred to in the mandate letter dated 4 July 2011; and

(b)
all duly documented costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Guarantor shall, within three Business Days of written demand, reimburse the Agent for the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs
The Borrower shall, within three Business Days of written demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with (a) the enforcement of any Finance Document, and (b) the preservation of any rights powers and remedies under any Finance Document if that Finance Party has promptly notified the Borrower that such preservation event is taking place.

SECTION 7
GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a)
guarantees to each Finance Party punctual performance by each of the Borrowers of all the Borrower's payment obligations under the Finance Documents, including any obligation arising from any claw-back (and with respect to an Italian Obligor, any Azione Revocatoria under the relevant Italian bankruptcy laws, or in relation to a non Italian Obligor any analogous action under the laws of any other civil law jurisdiction) in connection with the insolvency of, or any insolvency proceedings involving, the Borrower;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, up to a maximum amount of euro 600,000,000.

20.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement
If any payment by any Borrower or any discharge given by a Finance Party (whether in respect of the obligations of such Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences
The obligations of the Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, a Borrower or other person;

(b)	the release of a Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings to the extent permitted under applicable law.

20.5	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 20. This waiver applies irrespective of any law (to the extent permitted) or any provision of a Finance Document to the contrary.

20.6	Appropriations
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 20.

20.7	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement, but on the basis that the representations and warranties set out in Clauses 21.2 (Binding obligations), 21.5 (Validity and admissibility in evidence), 21.6 (Governing law and enforcement) and 21.7 (No filing or stamp taxes) are subject to any qualifications, reservations or general principles of law referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation).

21.1	Status

(a)
It is a corporation, duly incorporated and validly existing under the laws of the country of its incorporation and the Guarantor is a corporation duly incorporated as a società per azioni under the laws of Italy.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted, under the laws of its jurisdiction of incorporation.

21.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Material Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries' assets.

21.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence
All Authorisations required:

(a.)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b.)
to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (save that a translation of this Agreement and the Finance Documents (i) in the Italian language; or (ii) in the German or French language would be necessary for such documents to be admissible in evidence before the courts of (i) Italy and (ii) France or Luxembourg respectively), have been obtained or effected and are in full force and effect.

21.6	Governing law and enforcement

(a.)	The choice of English law as the governing law of each of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b.)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

21.7	No filing or stamp taxes
Other than where this Agreement or a Finance Document is filed with any public body or any court in connection with the so-called caso d’uso as this notion is interpreted and construed under the laws of Italy or enunciazione as defined under DPR 26/4/86 n.131, or as otherwise disclosed in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), under the law of the jurisdiction of its incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, so long as the Finance Documents are not executed in Italy or France.

21.8	No default

(a.)	No Event of Default is continuing.

(b.)	No Event of Default could reasonably be expected to result from the making of any Utilisation.

(c.)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

21.9	No misleading information
All written information supplied by any member of the Group was true and accurate in all material respects as at the date it was given and was at the date it was given not misleading in any material respect.

21.10	Financial statements

(a.)	The Original Financial Statements fairly represent the consolidated financial condition and operations of the Group during the relevant financial year.

(b.)
Since the date upon which the Original Financial Statements were stated to be prepared, there has been no event or series of events or circumstances which could reasonably be expected to have a Material Adverse Effect.

21.11	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.12	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which could reasonably be expected have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it in writing.

21.13	Taxation
No claims are being or are reasonably likely to be asserted against it with respect to Taxes which could reasonably be expected to have a Material Adverse Effect.

21.14	No Security
No Security exists over all or any of its present or future assets other than any Security permitted under Clause 24.3 (Negative Pledge).

21.15	Ownership of the Borrowers
The Original Borrowers are (directly or indirectly) wholly-owned Subsidiaries of the Guarantor and any Additional Borrower is (directly or indirectly) at least 99.9% owned and controlled by the Guarantor.

21.16	Control of the Guarantor
The Merloni Family exercises Control over the Guarantor.

21.17	Environmental compliance
Each member of the Group has performed and observed in all material respects all Environmental Law and Environmental Permits where failure to do so could reasonably be expected to have a Material Adverse Effect.

21.18	Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group where that claim could reasonably be expected to be determined against that member of the Group and to have a Material Adverse Effect.

21.19	Centre of main interests and establishments

(a.)
It has its "centre of main interests" (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation") in its jurisdiction of incorporation.

(b.)
The Original Borrowers and the Guarantor have no "establishment" (as defined in Article 2(h) of the Regulation) with the exclusion, for the avoidance of doubt, of any representative office or VAT representative.

21.20	Repetition
The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and (save in the case of the representation set out in paragraph (b) of Clause 21.8 (No Default)) on first day of each Interest Period.

22.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements
The Guarantor shall supply to the Agent:

(a.)	as soon as the same become available, but in any event within 130 days after the end of each of its financial years, the annual Consolidated Financial Statements for that financial year;

(b.)
each Borrower's audited financial statements with respect to each financial year of the relevant Borrower, as soon as the same become available, but in any event no later than the date on which such financial statements are required to be prepared by such Borrower in accordance with applicable laws and regulations; and

(c.)
as soon as the same become available, but in any event within 130 days after the end of the first half of each of its financial years, the semi-annual Consolidated Financial Statements for that financial half year.

22.2	Compliance Certificate

(a.)
The Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (c) of Clause 22.1 (Financial statements), a Compliance Certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) setting out computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b.)	Each Compliance Certificate shall be signed by two Senior Financial Officers.

22.3	Requirements as to financial statements

(a.)
All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with Applicable Accounting Standards. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with Applicable Accounting Standards and all financial statements to be delivered pursuant to Clause 22.1(a) and 22.1(c) (Financial statements) shall be prepared in accordance with Applicable Accounting Standards and, in the case of any financial statements to be delivered pursuant to Clause 22.1(b) (Financial statements), generally accepted accounting principles as in effect from time to time in the jurisdiction of incorporation of the relevant Borrower, and if at the time that any such statement or certificate is required to be made the Guarantor shall not have any Subsidiary, such terms shall mean a financial statement or a certificate, as the case may be, with respect to the Guarantor only.

(i.)	The Guarantor shall procure that the Consolidated Financial Statements are prepared using Applicable Accounting Standards.

(ii.)
In case of a change in the Applicable Accounting Standards or reference periods (a "GAAP Event") which would materially affect the calculation of any financial covenant, the Guarantor may, at its discretion, acting in good faith, propose (or if so requested by the Agent, it shall propose) to adjust the covenant levels or other components of financial computations or definitions in any such covenant so that the effects of such GAAP Event on any such covenant will be negated.

For the purpose of the definition of GAAP Event a change of the Applicable Accounting Standard or reference period shall be a change in respect of the most recent Consolidated Financial Statements or the half-year Consolidated Financial Statements delivered to the Agent and, with respect to the first set of Consolidated Financial Statements to be delivered under Clause 22.1 (Financial Statements) above, a change in respect of the Original Financial Statements.

(iii.)	In support of any proposal delivered to the Agent pursuant to sub-paragraph (ii) above, the Guarantor shall furnish the Agent with:

(A)	a certificate or a written statement signed by two Senior Financial Officers of the Guarantor (a "GAAP Certificate")

(1)	specifying the effective date of such GAAP Event,

(2)
setting forth (x) the financial data, prepared in accordance with Applicable Accounting Standards as in effect prior to the GAAP Event ("Old GAAP"), utilised in the calculation of the relevant financial covenant(s), (y) a calculation of such covenant(s) on the basis of such financial data and (z) in the notes to such GAAP Certificate, the source of the financial data and the basis of calculation of the financial data utilized in calculating such covenant(s),

(3)
setting forth (x) the financial data, prepared in accordance with Applicable Accounting Standards as in effect as a result of the GAAP Event ("New GAAP"), utilized in the calculation of the relevant financial covenant(s), (y) a calculation of such covenant(s) on the basis of such financial data and (z) in the notes to such GAAP Certificate, the source of the financial data and the basis of calculation of the financial data utilized in calculating such Covenant(s),

(4)	describing in reasonable detail the underlying GAAP Event that affected the results of the calculation of such financial covenants,

(5)
describing in reasonable detail the adjustments to covenant levels, definitions and/or other components of such financial covenant(s), which such senior financial officer determines in good faith (having discussed the matter with the Guarantor’s auditors) to be appropriate to negate the effects of such GAAP Event on such financial covenant, and

(6)	indicating that such GAAP Certificate has been provided pursuant to this Clause 22.3; and

(B)
a Procedures Report of the Group’s auditors stating (x) that they have obtained the GAAP Certificate concurrently being provided to the Agent pursuant to paragraph (A) above and conducted the "Agreed Upon Procedures" described in Schedule 15 (Agreed Upon Procedures) in respect of the information provided pursuant to paragraph (A)(2) and paragraph (A)(3) above and (y) the conclusions of such "Agreed Upon Procedures."

(iv.)
The adjustments set forth in the relevant GAAP Certificate shall only become effective upon the consent of the Majority Lenders (acting in good faith) to such adjustments as are specified in the GAAP Certificate.

(v.)
The costs of any Procedures Report referred to at sub-paragraph (iii)(B) above shall be borne by the Guarantor irrespective of whether the adjustment referred to at paragraph (ii) above is made at the discretion of the Guarantor or is required to be made at the request of the Agent provided that in the event that such adjustment is required to be made at the request of the Agent, the Agent shall have acted on the instructions of the Majority Lenders (acting reasonably).

22.4	Information: miscellaneous

(a)	The Guarantor shall supply to the Agent:

(i)	promptly all documents dispatched by the Guarantor to all of its shareholders or to creditors generally provided that such information is not readily available otherwise;

(ii)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which could, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(iii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

(b)
Any information to be provided under this Agreement in paper form to the Lenders by the Obligors shall be satisfied by the Guarantor by supplying the Agent a scanned version of the relevant document or information.

22.5	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two Senior Financial Officers certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

22.7	Italian Transparency Provisions - Summary sheet ("Documento di Sintesi")
For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as amended from time to time, and in the "Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti" issued by the Bank of Italy and as amended from time to time, each Party hereby acknowledges and confirms that:

(a)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of the Agreement; and

(b)	this Agreement, and all of its terms and conditions, including the Recitals and the Schedules thereto, have been specifically negotiated ("oggetto di trattativa individuale") between the Parties.

23.	FINANCIAL COVENANTS

23.1	Financial definitions
In this Clause 23:
"Consolidated EBITDA” means, for any relevant period, Consolidated Profits Before Interest and Tax for that relevant period before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets and any impairment losses on assets.

"Consolidated Net Borrowings" means, at any time, the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness but excluding any such obligation of any member of the Group (or interest, commissions, fees, discounts or other payments in respect of any such obligation) to any other member of the Group, less the aggregate amount (and so that no amount shall be included or excluded more than once) of:

(a)
cash balances and deposits held in an Eligible Bank: (a) available on-demand or within a period of sixty days or less; or (b) available within a period of more than sixty days if such cash balance or deposit is encumbered by a Security granted (x) in favour of a bank in connection with any other Contingent Purchase Agreement, or (y) in favour of a bank in connection with Financial Indebtedness loaned by such bank to another member of the Group, provided that, in the case of both (x) and (y), such cash balances or deposits are not encumbered by any Security in respect of any other Financial Indebtedness;

(b)
debt securities which are: (i) rated “P-2” or better by Moody’s or “A-2” or better by S&P (or any equivalent successor rating) (including repurchase agreements) denominated in sterling, US dollars, Swiss francs or euro; and (ii) issued or guaranteed by the United Kingdom, the United States of America, Switzerland or any Participating Member State or the European Bank for Reconstruction and Development or the European Investment Bank, which are not convertible into any other form of security and which in each case are free from any Security (other than Security in respect of obligations in respect of Financial Indebtedness of any member of the Group);

(c)
debt securities denominated in sterling, US dollars or euro with a residual maturity of not more than 364 days which are not convertible into any other form of security, which are rated “P-2” or better by Moody’s or “A-2” or better by S&P (or any equivalent successor rating) which are not issued or guaranteed by any member of the Group and which in each case are free from any Security (other than Security in respect of obligations in respect of Financial Indebtedness of any member of the Group); and

(d)
certificates of deposit denominated in sterling, US dollars or euro issued by, and acceptances by, an Eligible Bank and which in each case are free from any Security (other than Security in respect of obligations in respect of Financial Indebtedness of any member of the Group).

"Consolidated Net Interest" means, in respect of any relevant period, the aggregate amount (without duplication) of the interest (including the interest element of leasing and hire purchase payments and capitalized interest), commissions, fees and discounts and other finance payments payable by any member of Group in respect of Financial Indebtedness (but deducting any such commission, fees, discounts and other finance payments receivable by any member of Group under any interest rate hedging instrument) and deducting any other interest receivable, commissions, fees and discounts and other finance receivable by any member of Group during such relevant period (in each case, eliminating all offsetting debits and credits between and among the Guarantor and its Subsidiaries and all other items required to be eliminated in the course of the preparation of the Consolidated Financial Statements in accordance with Applicable Accounting Standards).
"Consolidated Profits Before Interest and Tax" means, in respect of any relevant period, the consolidated net income of the Group before:

(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Financial Indebtedness;

(c)	any items treated as financial income and charges (including FX differences and other financial items);

(d)	any share of profit (losses) of associates; and

(e)
any of the following non-recurring items: (i) any costs of dismantling and removing any item of property, plant and equipment or restoring the site on which it is located not previously accrued; (ii) any costs of relocating or reorganizing part or all of an entity’s operations; (iii) any capital loss on disposal of assets; (iv) any redundancy costs; and (v) any cost from discontinuing operations.

"Contingent Purchase Agreement" means any put-call option agreement, or other agreement serving a similar function, entered into in connection with the purchase of property, pursuant to which an obligation to purchase property and the liability to pay for such purchased property may arise on one or more dates beginning at least two months after the date on which such agreement was entered into.
"Eligible Bank” means a commercial bank (i) organized under the laws of the United Kingdom, the United States of America, any Participating Member State, Switzerland or any jurisdiction in which a Subsidiary has operations and; (ii) whose short-term unsecured debt obligations (or the short-term unsecured debt obligations of the bank holding company owning the majority of the capital stock of such commercial bank) shall have been given a rating of “P-2” or better by Moody’s or “A-2” or better by S&P (or an equivalent rating by another recognized credit rating agency of similar standing if either of such rating agencies is not then in the business of rating such investments).

23.2	Financial condition

(a)	The Guarantor will not permit:

(i)	the ratio of Consolidated Net Borrowings as of any Year-End Determination Date to Consolidated EBITDA for the twelve month period ended on such Year-End Determination Date to exceed 3.00 to 1;

(ii)	the ratio of Consolidated Net Borrowings as of any Semi Annual Determination Date to Consolidated EBITDA for the twelve month period ended on such Semi Annual Determination Date to exceed 4.00 to 1;

(iii)	the ratio of Consolidated EBITDA to Consolidated Net Interest for the twelve month period ending on any Determination Date to be less than 3.5 to 1.

23.3	Financial testing
The financial covenants set out in Clause 23.2 (Financial condition) shall be tested by reference to each of the Consolidated Financial Statements and each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate).

24.	General undertakings
The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	(if requested) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

24.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it is subject, to the extent necessary to ensure that non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect.

24.3	Negative pledge

(a)	No Obligor shall (and the Guarantor shall ensure that no member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Guarantor shall ensure that no member of the Group will):

(i)
sell, transfer or otherwise dispose of any of its assets on contractual terms whereby (i) they shall be leased by it and such a lease is recorded as a Capital Lease; or (ii) they shall be re-acquired by it;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms unless such a recourse term transaction forms no more than 15% of a wider non-recourse programme;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is (i) entered into primarily as a method of raising financial indebtedness and (ii) is recorded as such for the purposes of the International Accounting Standards (each such transaction ("Quasi-Security")).

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security arising pursuant to the terms of a Finance Document;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of business;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)
the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group except if required by the terms of the instrument originally creating such Security with respect to other property which is an improvement to or is acquired for specific use in connection with such acquired property; and

(C)
the Security or Quasi-Security is removed or discharged within twelve months of the date of acquisition of such asset unless, in the event that such removal or discharge would be excessively onerous, the Majority Lenders agree otherwise;

(v)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)
the principal amount secured has not increased in contemplation of or since the acquisition of that company except if required by the terms of the instrument originally creating such Security with respect to other property which is an improvement to or is acquired for specific use in connection with such acquired property; and

(C)
the Security or Quasi-Security is removed or discharged within twelve months of that company becoming a member of the Group, unless, in the event that such removal or discharge would be excessively onerous, the Majority Lenders agree otherwise;

(vi)
any Security or Quasi-Security existing at the date of this Agreement ("Existing Security") (and its renewal) provided that, without prejudice to (xvii) below, the amount thereby secured is not increased unless such increase is already provided for in the relevant instrument creating the Existing Security;

(vii)	any title transfer or retention of title arrangement entered into in the ordinary course of business;

(viii)
any Security or Quasi-Security (i) arising over goods or documents of title to goods arising in the ordinary course of letter of credit transactions; or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and in each case of (i) and (ii) above which is instrumental to the business of the relevant Obligor and/or entered into in the ordinary course of business;

(ix)
any Security or Quasi-Security arising by operation of law in favour of any governmental or other tax authority in respect of taxes, assessments or governmental charges either not yet due and payable or which are being disputed in good faith;

(x)
any Security or Quasi-Security arising under a finance lease or contract for hire purchase provided that such Security only extends to the asset which is the subject of such finance lease or contract for hire purchase;

(xi)	any Security or Quasi-Security over any assets acquired after the date of this Agreement securing Financial Indebtedness incurred solely for the purpose of that acquisition;

(xii)	any Security or Quasi-Security created with the prior written consent of the Majority Lenders;

(xiii)
any Security or Quasi-Security created in favour of any governmental (central or local) intergovernmental or supranational body, agency, department or other authority securing the repayment of any subsidy granted by any such body, agency, department or authority to a member of the Group to assist in financing the acquisition of any asset or in making capital expenditure by such member of the Group;

(xiv)	any Security or Quasi-Security over Treasury Stock;

(xv)
Security or Quasi-Security in respect of judgments or awards to the extent that such judgments or awards are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with Applicable Accounting Standards;

(xvi)
Security or Quasi-Security incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits;

(xvii)
any Security or Quasi-Security (including without limitation, any Security granted under a cash pooling arrangement or other cash management system with a similar function) over cash deposited by any member of the Group with a financial institution who has, (or an Affiliate of such financial institution has), made a loan of the same amount to another member of the Group and the deposit is made on the terms that it is not repayable to the depositor until the relevant member of the Group has repaid the loan lent to it by the financial institution (or, as the case may be, such Affiliate of such financial institution);

(xviii)
any Security or Quasi-Security on property or assets of the Guarantor or any of its Subsidiaries securing Financial Indebtedness owing to the Guarantor or to a Subsidiary (the "Group Creditor") provided that if the company granting Security is an Obligor, the Group Creditor must also be an Obligor; or

(xix)
Security or Quasi-Security not otherwise permitted by foregoing paragraphs (i) through (xviii) securing indebtedness the aggregate principal amount of which (when aggregated with the aggregate principal amount of Financial Indebtedness incurred pursuant to paragraph (f) of Clause 24.9 (Indebtedness) without double counting) shall not at any time exceed an amount equal to 10% of Consolidated Total Assets (as measured on the last day of the Guarantor’s then most recently ended financial year).

24.4	Disposals

(a)
No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or Substantial Part of the assets of the Group (but, for the avoidance of doubt, this shall not prevent the making of any lawful dividend (either in cash or in kind) or other distribution to shareholders).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal by any member of the Group:

(i)	made in the ordinary course of business and on arm's length terms or made on arm's length terms for fair market value;

(ii)
(A) if an amount equal to the proceeds from such sale, lease, transfer or disposal is used to purchase other property for use in the business of the Group and of at least equivalent value during the eighteen (18) consecutive calendar month period beginning nine (9) calendar months before the date of such sale, lease, transfer or disposal and ending nine (9) calendar months after the date of such sale, lease, transfer or disposal or (B) made in exchange for other property for use in the business of the Guarantor and its Subsidiaries and of at least equivalent value;

(iii)	of any obsolete, surplus, redundant, faulty, defective or returned assets not required for the efficient operation of the business of the Group;

(iv)	of cash where that disposal is not otherwise prohibited by the Finance Documents;

(v)
of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if the Disposing Company is an Obligor, the Acquiring Company must also be: (i) an Obligor or (ii) a Subsidiary at least 99.9% owned by an Obligor which owns production factories and is incorporated in either Russia, Poland or Turkey provided that total disposals made under this sub-paragraph (ii) shall not exceed an aggregate of Euro 100 million over the life of the Facility;

(vi)	the net proceeds of which are applied with six (6) months after such sale, lease, transfer or disposal in prepayment of amounts due hereunder; or

(vii)	of assets made with the prior written consent of the Majority Lenders.

For the purposes of this Clause 24.4, the sale, lease, transfer or other disposal of assets shall be deemed to be a "Substantial Part" of the assets of the Group if (i) the book value of such assets, when added to the book value of all other assets sold, leased, transferred or disposed of by the Guarantor and its Subsidiaries during any given financial year exceeds 15% of Consolidated Total Assets (as measured on the last day of the Guarantor’s then most recently ended financial year) or (ii) the book value of such assets, when added to the book value of all other assets sold, leased, transferred or disposed of on a cumulative basis from the date of the signing of this Agreement exceeds 20% of Consolidated Total Assets (as measured on the last day of the Guarantor’s then most recently ended financial year).

24.5	[Intentionally left blank]

24.6	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) does not apply to any:

(i)	amalgamation or merger of an Obligor with another member of the Group if the amalgamation or merger would not be reasonably likely to result in a Material Adverse Effect;

(ii)	demerger of an Obligor if the demerger would not be reasonably likely to result in a Material Adverse Effect;

(iii)	corporate reconstruction of an Obligor which would not be reasonably likely to result in a Material Adverse Effect; or

(iv)	amalgamation, demerger, merger or corporate reconstruction entered into by any Obligor with the prior written consent of the Majority Lenders (not to be unreasonably withheld),

provided that (in the case of any Obligor other than the Guarantor), if the surviving entity will not be a company who has assumed all of the rights and obligations of the relevant Obligor and has become an Obligor hereunder, the relevant Obligor shall have transferred all of its rights and obligations hereunder to the Guarantor and shall have resigned in accordance with Clause 27.2 (Resignation of a Borrower) prior to any such merger, demerger or corporate reconstruction. For the avoidance of doubt, in the case of any amalgamation, demerger, merger or corporate reconstruction in respect of the Guarantor, the Guarantor shall be the surviving entity.

24.7	Change and nature of business
The Guarantor shall procure that no substantial change is made to the general nature of the business of each Obligor (save as a consequence of an amalgamation, demerger, merger or corporate reconstruction permitted pursuant to Clause 24.6 (Merger)) or the Group (taken as a whole) from that carried on at the date of this Agreement.

24.8	Insurance
Each Obligor shall (and the Guarantor shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

24.9	Indebtedness
The Guarantor will not permit any Subsidiary (other than the Borrowers) to create, assume, incur, guarantee or otherwise become liable in respect of any Financial Indebtedness except:

(a)
Financial Indebtedness of a Subsidiary outstanding on the date of this Agreement and set out in Schedule 13 (Existing Indebtedness) and any extension, renewal or refunding thereof, provided that the principal amount thereof outstanding immediately before giving effect to such extension, renewal or refunding is not increased so as to exceed the principal amount of such Financial Indebtedness outstanding on the date of this Agreement;

(b)
Financial Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary and any extension, renewal or refunding of such Financial Indebtedness (“Acquired Subsidiary Financial Indebtedness”), provided that (i) (A) such Acquired Subsidiary Financial Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (B) immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist and (C) Financial Indebtedness of a Subsidiary shall cease to be Acquired Subsidiary Financial Indebtedness to the extent that such Financial Indebtedness remains Financial Indebtedness of a Subsidiary on the 365th day after such Subsidiary became a Subsidiary, and (ii) such Acquired Subsidiary Financial Indebtedness may be extended, renewed or refunded but shall cease to be considered Acquired Subsidiary Financial Indebtedness on the 365th day after the date on which such Subsidiary becomes a Subsidiary;

(c)	Financial Indebtedness owing to any member of the Group;

(d)	Finance Subsidiary Indebtedness;

(e)
Financial Indebtedness incurred by Material Subsidiaries (other than the Borrowers) up to 5% of Consolidated Total Assets (as measured on the last day of the Guarantor’s then most recently ended financial year); and

(f)
Financial Indebtedness of Subsidiaries not otherwise permitted by foregoing paragraphs (a) through (e), provided that (x) the aggregate principal amount of all Financial Indebtedness of Subsidiaries permitted under this paragraph (f) plus (without duplication) (y) the aggregate principal amount of all indebtedness secured by Security or Quasi-Security permitted under paragraph (c)(xix) of Clause 24.3 (Negative Pledge) shall not at any time exceed an amount equal to 10% of Consolidated Total Assets (as measured on the last day of the Guarantor’s then most recently ended financial year).

For purposes of this Clause 24.9, any Financial Indebtedness permitted by paragraph (b) above that remains outstanding at the time it ceases to be Acquired Subsidiary Financial Indebtedness shall be deemed to have been incurred as other Financial Indebtedness at such time and, for purposes of paragraph (c) above, a Subsidiary shall be deemed to have incurred Financial Indebtedness previously owed to the Guarantor or another Subsidiary at the time the obligee ceases for any reason to be the Guarantor or a Subsidiary.

24.10	Acquisitions
No Obligor shall, and the Guarantor shall procure that no member of the Group will acquire any company or business except where:

(a)	the object of the acquisition is another member of the Group;

(b)	the Enterprise Value of the company or business object of the acquisition does not exceed Euro 50,000,000; or

(c)	the acquisition satisfies the following conditions:

(i)
the acquired company, business or undertaking is engaged in a business substantially similar and/or complementary and/or ancillary to that carried on by the Group or the member of the Group acquiring the business, including, without limitation, any household appliance, appliances for any professional use and other home components in general; and

(ii)	either:

(A)	the Enterprise Value is equal to or less than €500,000,000 (or its equivalent); or

(B)
The Guarantor has provided the Agent a certificate (the "Certificate") signed by a Senior Financial Officer and prepared on the basis of information available to the Guarantor in respect of the company or business to be acquired on the date such Certificate has been prepared. The Certificate will: (i) confirm that following the acquisition, the financial covenants set out in Clause 23.2 (Financial conditions) will not or could not reasonably be expected to be breached on a pro-forma basis on the most recent Determination Date; and (ii) include financial projection based on assumptions believed, to the relevant Obligor's knowledge and belief, to be fair and reasonable at the time they were made provided that any such projection is not to be viewed as a fact and the factual results may differ from the projected results, confirming that such acquisition could not reasonably be expected to cause any of the financial covenants set out in Clause 23 (Financial Covenants) to be breached on a pro-forma basis for a 3 year period from the date of the Certificate.

For the purpose of this Clause 24.9, "Enterprise Value" means the purchase price paid by the relevant member of the Group in connection with such acquisition together with the amount of any Financial Indebtedness acquired by any member of the Group as a result of any such acquisition (and, in the case of an acquisition resulting in the ownership of less than the entire issued share capital of any person, the amount of the Financial Indebtedness acquired shall be limited to the percentage thereof equal to the ownership percentage of the relevant member of the Group making such acquisition).

24.11	Environmental Compliance
Each Obligor shall (and the Guarantor shall ensure that each member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits where failure to do so could reasonably be expected to have a Material Adverse Effect.

24.12	Environmental Claims
The Guarantor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group where the claim, could be reasonably expected, if determined against that member of the Group, to have a Material Adverse Effect.

25.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 is an Event of Default.

25.1	Non-payment
An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error and/or a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial covenants
Any requirement of Clause 23 (Financial covenants) is not satisfied.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	in relation to Clauses 24.3 (Negative pledge), 24.4 (Disposals), 24.7 (Change and nature of business) and 24.9 (Indebtedness), 10 Business Days; or

(ii)	in relation to any other obligation, 20 Business Days,

of the Agent giving notice to the relevant Obligor of the failure to comply or, if earlier, of the relevant Obligor becoming aware of the failure to comply.

25.4	Misrepresentation
Any representation or statement made in writing or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €30,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)
An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary.

25.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, the opening of proceedings for sauvegarde, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire or a judgement for cession totale ou partielle de

l'entreprise pursuant to articles L.620-1 to L.670-8 of the French Code de commerce or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, including in the context of a mandat ad hoc or of a conciliation in accordance with articles L.611.3 to L.611-15 of the French Code de commerce) of any Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor;

(b)	a composition, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor), receiver, administrator, mandataire ad hoc, conciliateur, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets;

(d)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary in excess of €30,000,000 (or its equivalent);

(e)
in respect of the Guarantor, the submission of such corporation to any procedure which is a procedura concorsuale, including without limitation those contemplated under Royal Decree No. 267 of 16 March 1942 and that contemplated under Legislative Decree No. 270 of 8 July 1999; or

(f)	the faillite, gestion contrôlée, suspension des paiements, concordat judiciaire or liquidation judiciaire of any Borrower incorporated in Luxembourg,

or any analogous procedure or step is taken in any jurisdiction.

25.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution (including any of the enforcement proceedings provided for in French law n° 91-650 of 9 July 1991) affects any asset or assets of any Obligor or any Material Subsidiary having an aggregate value of at least €30,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 60 days provided that the relevant Obligor is able to demonstrate, within 30 days of the occurrence of the relevant event, to the reasonable satisfaction of the Majority Lenders that the relevant expropriation, attachment, sequestration, distress or execution is being contested in good faith with reasonable chances of success.

25.9	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

25.10	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.11	Material adverse change
Any event or circumstance occurs which gives rise to, or would be reasonably likely to give rise to, a Material Adverse Effect and the Agent has given notice to the Guarantor that such event or circumstance has, or may have, occurred.

25.12	Cessation of Business
An Obligor ceases to conduct all or substantially all of the business carried on by it at the date of this Agreement.

25.13	Article 2447 or 2482-ter of the Italian Civil Code
The occurrence of the circumstances set forth in Article 2447, or 2482-ter, as applicable, of the Italian Civil Code in relation to any Obligor incorporated in Italy unless, without delay and in any event no later than 30 Business Days from the date on which such Obligor's directors have knowledge of such occurrence, (i) a shareholders' meeting is convened to vote on a resolution approving a capital increase to comply with the minimum capital requirements under Italian law and (ii) such capital increase has been fully paid up.

25.14	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Guarantor:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	require each Obligor to procure that the liabilities of each of the Lenders and the Fronting Banks under each Bank Guarantee are promptly reduced to zero; and/or

(d)
require each Obligor to provide Cash Collateral for each Bank Guarantee which has been issued on the request of that Obligor in an amount specified by the Agent and in the currency of that Bank Guarantee.

SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment or transfer

(a)	The written consent of the Guarantor is required for an assignment or transfer by a Lender, unless:

(i)
the assignment or transfer is to another Lender or an Affiliate of the assigning or transferring Lender, provided that no additional Tax (whether withholding or otherwise), costs, fees or expenses will be payable by the Obligors; or

(ii)	an Event of Default is continuing,

(b)
The written consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent twelve Business Days after the Lender has requested such consent unless it is expressly refused by the Guarantor within that time.

(c)	The consent of the relevant Fronting Bank is required for an assignment or transfer by a Lender in relation to a Bank Guarantee.

(d)	Any assignment or transfer by a Lender of its Commitment must be in a minimum amount of €5,000,000 (and multiples thereof) or, if lower the amount of that Lender's participation in the Facility.

(e)
An assignment will only be effective on: (i) receipt by the Agent and the Guarantor of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and (ii) performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting in relation to a Utilisation by a Borrower established in France or in Italy may be effected to a New Lender incorporated, domiciled, established or acting through a Facility Office situated, respectively, in a Non-Cooperative Jurisdiction or in a Blacklisted Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld. This paragraph (g) shall not apply in relation to Clause 15 (Tax Gross Up and Indemnities) to a Facility B Treaty Lender that has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (a) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation) if the Obligor making the payment has not complied with its obligations under paragraph (b) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation).

26.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,500.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)
The New Lender shall, as soon as reasonably practicable after execution of the Transfer Certificate by the Agent in accordance with paragraph (a) above, deliver a copy of the relevant Transfer Certificate on the Guarantor.

(d)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender, the other Lenders and the Fronting Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Fronting Banks and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer"

or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Assignment Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Guarantor and to any Borrower incorporated in Luxembourg a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.8	Disclosure of information

(a)
The Lenders, the Arrangers and the Agent acknowledge that, Pursuant to the EC Directive 2003/6 and the Italian Law n.58, 24th February 1998 (“Testo Unico della Finanza”) as amended from time to time, the Guarantor, as Italian public listed company, approved certain procedures regarding Price Sensitive Information and infringements of the law on market abuse and the Lenders, the Arrangers and the Agent have been made aware of the consequent legal and regulatory obligations and relative penalties arising thereunder. Each of the Lenders, the Arrangers and the Agent shall abide to the above referenced procedure which is accessible on the Guarantor’s website.

(b)
Subject to paragraph (a) above and (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

27.	CHANGES TO THE OBLIGORS

27.1	Changes to the Obligors
Without prejudice to Clauses 27.2 (Resignation of a Borrower) and 27.3 (Additional Borrowers) neither Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Resignation of a borrower
If at any time a Borrower (other than the Guarantor) is under no actual or contingent obligation under or pursuant to any Finance Document (including as a result of a transfer to another Obligor of all of its rights and Obligations hereunder) and such resignation would not affect the legality, validity or enforceability of any Finance Document, the Guarantor may request that such Borrower shall cease to be a Borrower by delivering to the Agent a Resignation Notice. Such Resignation Notice shall be accepted by the Agent on the date on which it notifies the Guarantor that it is satisfied that such Borrower is under no actual or contingent obligation under or pursuant to any Finance Document and such Borrower shall immediately cease to be a Borrower and shall have no further rights, benefits or obligations hereunder save for those which arose prior to such date.

27.3	Additional Borrowers

(a)	Request for Additional Borrower

The Guarantor may request that any of its Subsidiaries (of which the Guarantor owns and controls (directly or indirectly) at least 99% of the capital and voting rights) become an Additional Borrower under Facility A (in respect of a Subsidiary incorporated in Italy) or Facility B (in respect of a Subsidiary incorporated in a jurisdiction other than Italy) by delivering to the Agent a Borrower Accession Memorandum duly executed by the Guarantor and such Subsidiary, together with the documents and other evidence listed in Schedule 12 (Additional Conditions Precedent) in relation to such subsidiary.

(b)	Borrower Conditions Precedent

A company, in respect of which the Guarantor has delivered a Borrower Accession Memorandum in respect of the relevant Facility to the Agent (a "Proposed Additional Borrower"), shall become an Additional Borrower under such relevant Facility and assume all the rights, benefits and obligations of a Borrower as if it had been an Original Borrower on the date on which the Agent notifies the Guarantor that:

(i)	in respect of a Proposed Additional Borrower under such relevant Facility incorporated in:

(A)
(1) any jurisdiction in which an existing Borrower of the relevant Facility is incorporated; or (2) in respect of Facility B, Germany, Ireland, the Netherlands, Spain and Switzerland, the Majority Lenders accept the Guarantor's request in respect of such Subsidiary; or

(B)	any jurisdiction other than those listed in sub-paragraph (A) above, all the Lenders accept the Guarantor's request in respect of such Subsidiary; and

(ii)	the Agent has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 12 (Additional Conditions Precedent) in relation to such Subsidiary,

unless on such date a Default is continuing or would occur as a result of such Subsidiary becoming an Additional Borrower. To the extent that, on the accession of an Additional Borrower, additional provisions would be required by the laws or regulations of the jurisdiction of that Additional Borrower, this Agreement shall be amended accordingly in accordance with Clause 38 (Amendments and Waivers).

(c)	Timing of request for Additional Borrower

(i)
The Guarantor shall deliver a request pursuant to paragraph (a) above no later than 10 (ten) Business Days in advance of the date on which it proposes the Proposed Additional Borrower accede to this Agreement (the "Proposed Accession Date").

(ii)	Any consent required pursuant to Clause 27.3(b)(i) above shall be given no later than 5 (five) Business Days in advance of the Proposed Accession Date.

(d)
Upon becoming an Additional Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by paragraph (g) of Clause 15.7 (Tax filings) and paragraph (b) of Clause 15.8 (HMRC DT Treaty Passport scheme confirmation) in accordance with those paragraphs.

27.4	Additional Guarantors

(a)
Subject to compliance with the provisions of Clause 22.6 ("Know your customer" checks), if a company is required to become a guarantor pursuant to the terms of this Agreement, that company shall become an Additional Guarantor if:

(i)	the Guarantor delivers to the Agent a duly completed and executed Guarantor Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Schedule 12 (Additional Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 12 (Additional Conditions Precedent).

SECTION 10
THE FINANCE PARTIES

28.	ROLE OF THE AGENT AND THE ARRANGER

28.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Arranger) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)
The Agent shall promptly notify the Guarantor and the other Finance Parties upon becoming aware of the occurrence of any event under: (i) of the definition of "Defaulting Lender"; or (ii) the definition of "Impaired Agent" in relation to itself.

28.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Guarantor.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation
Neither the Agent nor the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.11 (Disruption to Payment Systems etc.), the Agent will not be liable including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause (subject to Clause 1.6 (Third Party Rights) and of the provisions of the Third Parties Act).

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

28.10	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Obligors.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Guarantor) may appoint a successor Agent, which shall not be incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)
The Company may, on no less than 30 days’ prior notice to the Agent, replace the Agent by requiring the Lenders to appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given, provided that such replacement Agent shall not be incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction.

(d)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Guarantor) may appoint a successor Agent (acting through an office in the United Kingdom).

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.12	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14	Relationship with the Lenders

(a)
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

28.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Fronting Bank confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or Fronting Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of another Lender to replace that Reference Bank.

28.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	THE LENDERS AND THE FRONTING BANKS

29.1	Lenders' Indemnity
If any Borrower fails to comply with its obligations under Clause 10.2 (Obligors' Indemnity to Fronting Banks) the Agent shall make demand on each Lender for its share of that Guarantee Amount and each Lender shall indemnify the relevant Fronting Bank for that Lender's Bank Guarantee Proportion of each Guarantee Amount.

29.2	Obligations not Discharged
Neither the obligations of each Lender in this Clause 29 nor the rights, powers and remedies conferred upon a Fronting Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or re-organisation of the Fronting Bank, the Borrower or any other person or any change in its status, function, control or ownership;

(b)
any of the obligations of a Fronting Bank, the Borrower or any other person under this Agreement, under a Bank Guarantee or under any other security taken in respect of its obligations under this Agreement or under a Bank Guarantee being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)
time or other indulgence being granted or agreed to be granted to a Fronting Bank, the Borrower or any other person in respect of its obligations under this Agreement, under a Bank Guarantee or under any other security;

(d)
any amendment to, or any variation, waiver or release of, any obligation of a Fronting Bank, the Borrower or any other person under this Agreement, under a Bank Guarantee or under any other security; and

(e)
any other act, event or omission which, but for this Clause 29.2, might operate to discharge, impair or otherwise affect any of the obligations of each Lender in this Agreement contained or any of the rights, powers or remedies conferred upon any Fronting Bank by this Agreement or by law.

The obligations of each Lender in this Agreement contained shall be in addition to and independent of every other security which a Fronting Bank may at any time hold in respect of any Bank Guarantee.

29.3	Settlement Conditional
Any settlement or discharge between a Lender and a Fronting Bank shall be conditional upon no security or payment to a Fronting Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, a Fronting Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.

29.4	Exercise of Rights
No Fronting Bank shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against an Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of an Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of an Obligor under this Agreement.

30.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).

31.3	Recovering Finance Party's rights

(a)
On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document to any Finance Party, that Obligor or that Lender shall make the same available to the Agent (on behalf of and for the exclusive benefit of that Finance Party) (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. The Agent shall specify in the notice to be sent to the relevant Obligor that the payment to be made to the Agent is on behalf of and for exclusive benefit of the relevant Finance Party.

(b)
The Agent shall specify to which account and in which currency each payment to be made with respect to any amount due with respect to any Loan should be made and such payment shall be made to such account in Italy with such banks as the Agent shall specify, and in any case not to an account in a Non-Cooperative Jurisdiction.

32.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor), Clause 32.4 (Clawback) and Clause 28.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), other than a Non-Cooperative Jurisdiction.

32.3	Distributions to an Obligor
The Agent may (with the consent of the relevant Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest‑bearing account held with an Eligible Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 32.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 32.2 (Distributions by the Agent).

32.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment of any demand made by a Fronting Bank in respect of a payment made or to be made by it under a Bank Guarantee due but unpaid;

(iii)	thirdly, in or towards payment pro rata of any accrued interest, commission or Fronting Bank fee due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any Outstandings due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

(f)	Each payment in respect of a Bank Guarantee (including any Cash Collateral in respect of a Bank Guarantee) shall be made in the currency in which that Bank Guarantee is denominated.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Guarantor); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Guarantor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the fraud or gross negligence of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

(a)
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	in the case of an Obligor, that identified with its name below;

(ii)	in the case of each Lender and Fronting Bank, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

(b)	Any communication or document made or delivered:

(i)	to the Guarantor or any Obligor must also be made or, as the case may be, delivered to Indesit Company International Business S.A.; and

(ii)
by the Guarantor and/or Indesit Company International Business S.A. to the Agent in accordance with this Clause 34.2 and which is stated to be delivered on behalf of an Obligor, will be deemed to have been made or delivered by such Obligor.

(c)	Any communication or document for an Obligor will be deemed to have been made or delivered to the Obligor if it is made or delivered to the Guarantor.

34.3	Delivery

(a)	Save as provided in Clause 22.4(b), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address; and

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

34.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)
Any communication to be made between the Agent, a Lender and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender and/or Obligor, as the case may be:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent, a Lender and/or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document and by a Fronting Bank as to the amount paid out by a Fronting Bank in respect of any Bank Guarantee which sets out details of the relevant calculation is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days in relation to the Sterling and a year of 360 days in relation to any other currency or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	the definition of "Liquidity Premium" in Clause 1.1 (Definitions);

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	an increase in or an extension of any Commitment;

(vi)	(subject to Clauses 27.2 (Resignation of a Borrower) and 27.3 (Additional Borrowers)) a change to the Borrower or Guarantor;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 9.3 (Change of Control), Clause 26 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties) or this Clause 38; or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Fronting Banks or the Arranger may not be effected without the consent of the Agent, the Fronting Banks or the Arranger.

38.3	Annual review of the Liquidity Premium
The Liquidity Premium may be reviewed in accordance with sub-paragraph (d) of Clause 7.2 (Loans in Sterling and Dollars).

38.4	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.5	Replacement of a Defaulting Lender

(a)	The Guarantor may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations,

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which is acceptable o the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Bank Guarantee fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place (as soon as practicable) in accordance with clause 26.5 (Procedure for transfer);

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents;

(v)	any replacement of a Defaulting Lender which is the Agent shall not affect its role as the Agent; and

(vi)	the Guarantor shall bear all costs and expenses reasonably incurred and registration taxes, stamp duties and other similar taxes payable in connection with such transfers to the replacement Lender.

39.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor other than Indesit Company UK Ltd and General Domestic Appliances Holdings Ltd:

(a)	irrevocably appoints Indesit Company UK Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE I
THE ORIGINAL PARTIES
Part I - The Obligors

Name of Obligor	Registration Number or Equivalent (if any)
Indesit Company S.p.A.	00693740425
Indesit Company France S.A.S.	RCS Meaux 335 075 404
Indesit Company Luxembourg S.A.	B15826
Indesit Company UK Ltd	106725
General Domestic Appliances Holdings Ltd	610606

Part II
The Original Facility A Lenders

Name of Original Lender	Commitment
Banca dell'Adriatico S.p.A.	32,400,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd, Milan Branch	16,200,000
BNP Paribas, Succursale Italia	32,400,000
Centrobanca - Banca di Credito Finanziario e Mobiliare S.p.A.	25,000,000
Citibank, N.A., Milan Branch	32,400,000
HSBC Bank plc, Milan Branch	32,400,000
ING Bank N.V., Milan Branch	32,400,000
Mediobanca - Banca di Credito Finanziario S.p.A.	32,400,000
UniCredit S.p.A.	32,400,000

TOTAL:	€268,000,000

Part III
The Original Facility B Lenders

Name of Original Lender	Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
The Bank of Tokyo-Mitsubishi UFJ, Ltd, Milan Branch	8,800,000
BNP Paribas, Succursale Italia	17,600,000
Citibank International plc	17,600,000
HSBC Bank plc	17,600,000
ING Bank N.V., Milan Branch	17,600,000
Intesa Sanpaolo S.p.A., London Branch	17,600,000
Mediobanca International (Luxembourg) S.A.	17,600,000	48 / M / 315419 / DTTP
UniCredit S.p.A., London Branch	17,600,000

TOTAL:	€132,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
Conditions precedent to initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor, being in respect of each Obligor incorporated in Italy:

(i)	A copy of the deed of incorporation (atto costitutivo) and of the current by-laws (statuto or statuts) of such Obligor.

(ii)
A certificate of registration (certificato di iscrizione) of the Original Obligor with the relevant Companies' Register dated not earlier than 7 Business Days from the signing date, confirming that no insolvency procedures have been started in relation to such Obligor.

(iii)
If required by its existing by-laws, a copy of the resolution of the Shareholders' Meeting of such Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(b)	A copy of a resolution of the board of directors or other relevant corporate body of each Obligor:

(iv)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(v)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(vi)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (b) above.

(d)
In respect of each Obligor incorporated in France, copy of the certificate of registration with the commercial and companies registry (Extrait K-bis) and a non-insolvency certificate provided by the commercial and companies registry (registre du commerce et des sociétés) of Meaux) dated at the latest 15 days prior to the date of this Agreement.

(e)	In respect of each Obligor incorporated in Luxembourg:

(vii)	an up-to-date excerpt from the Luxembourg Register of Commerce and Companies dated not more than two (2) Business Days prior to the execution of the Agreement;

(viii)
a certificate from the Luxembourg Trade and Companies Register for Luxco dated no more than one day prior to the date of the Agreement and stating that no judicial decision has been registered with the Luxembourg Trade and Companies Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended; and

(ix)	a certificate from a director of each Obligor incorporated in Luxembourg certifying that such Obligor is not subject to bankruptcy (faillite), controlled management (gestion contrôlée),

suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de faillite) and judicial liquidation (liquidation judiciaire) proceedings and, to the best of its knowledge, no petition for the opening of such proceedings has been presented.

(f)
A certificate of the Guarantor (signed by a Senior Financial Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(g)
A certificate of an authorised signatory of the Guarantor certifying that each copy document relating to any Obligor specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)
A legal opinion of the legal advisers to the Arranger and the Agent, as to the legal, valid and binding nature of this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of the legal advisers to the Arranger and the Agent, for each Obligor's place of incorporation, as to the power and capacity of each Obligor in respect of its entry into this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Original Financial Statements.

(b)
Evidence that the fees, costs and expenses then due from any Obligor pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date or such dates as specified in the relevant Fee Letters.

(c)	Evidence that any process agent referred to in Clause 41.2 (Service of process) has accepted its appointment.

(d)
An irrevocable cancellation letter signed on the date of this Agreement evidencing that all Refinanced Indebtedness will have been cancelled and repaid by the earlier of: (i) 5 Business Days from the date of this Agreement (or later according to the terms of the cancellation letter); and (ii) the first Utilisation Date.

(e)	The Fee Letters duly executed.

(f)	The TEG Letter duly executed.

(g)
A summary sheet signed for acknowledgment and acceptance by Indesit Company S.p.A., and constituting the Documento di Sintesi required by the relevant Italian banking regulations, namely Section 10 of the Bank of Italy's Regulation of 25 July 2003 and the C.I.C.R. resolution dated 4 March 2003.

(h)
"Know Your Customer"/ money laundering documentation which the Agent considers to be necessary and has received by the signing date (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document.

SCHEDULE 1SCHEDULE 3
REQUESTS

Utilisation Request - Loan
From:    [*]
To:    UniCredit Bank AG, Milan Branch
Dated:
Dear Sirs
€400,000,000 Facility Agreement dated [ July 2011] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to request a Loan on behalf of [•] as Borrower on the following terms:

Facility	[Facility A/Facility B]
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[•]
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]
[Expiry Date:]	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully
…………………………………
authorised signatory for
[•]

Utilisation Request - Bank Guarantee
From:    [*]
To:    UniCredit Bank AG, Milan Branch
Dated:
Dear Sirs
€400,000,000 Facility Agreement dated [ July 2011] (the "Agreement")

6.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

7.	We wish [the Lenders]/[name of Lender as Fronting Bank] to issue a Bank Guarantee as follows:

Facility	[Facility A/Facility B]
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Bank Guarantee:	[•]
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]
[Expiry Date:]	[•]

8.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

9.
The Bank Guarantee should be issued in favour of [name of beneficiary] in the form attached and delivered to the recipient at [address of recipient]. The purpose of its issue is [•]. The form of the Bank Guarantee is attached hereto.

10.	This Utilisation Request is irrevocable.

Yours faithfully
…………………………………
authorised signatory for
[•]

SCHEDULE 4
Mandatory Cost Formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B-D) + E x 0.01 per cent. per annum
100 - (A+C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum
300
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in euro per €1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in euro per €1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial

Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 1
SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:    UniCredit Bank AG, Milan Branch as Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
€400,000,000 Facility Agreement dated [] (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	not a Qualifying Lender;

(b)	a Facility A Qualifying Lender;

(c)	a Facility B Qualifying Lender; or

(d)	a Facility B Treaty Lender.*

and that it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or in a Blacklisted Jurisdiction.

5.
[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number []), and is tax resident in []** so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.]***

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details and complete Annex 1]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
[Agent]
By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these four categories it falls within.
**	Insert jurisdiction of tax residence.
***	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

SCHEDULE 6
Form of Assignment Agreement

To:    UniCredit Bank AG, Milan Branch as Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
€400,000,000 Facility Agreement dated [] (the "Agreement")

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	not a Qualifying Lender;

(b)	a Facility A Qualifying Lender;

(c)	a Facility B Qualifying Lender; or

(d)	a Facility B Treaty Lender.*

and that it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or in a Black Listed Jurisdiction.

4.
[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number []), and is tax resident in []** so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	each Borrower which is a Party as a Borrower as at the Assignment Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Assignment Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Assignment Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.]***

5.	The proposed Assignment Date is [•].

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	On the Assignment Date the New Lender becomes Party to the Finance Documents as a Lender.

8.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement is governed by English law.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details and complete Annex 1]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted by the Agent and the Assignment Date is confirmed as [•].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]
By:
NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these four categories it falls within.
**	Insert jurisdiction of tax residence.
***	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

SCHEDULE 7
Form of Compliance Certificate

To:     UniCredit Bank AG, Milan Branch as Agent
From:    Indesit Company S.p.A.
Dated:
Dear Sirs
€400,000,000 Facility Agreement dated [] (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

2.1	Consolidated Net Borrowings as at [•] are [•];

2.2	Consolidated EBITDA for the relevant period ending on [•] is [•];

2.3	the ratio of Consolidated Net Borrowings to Consolidated EBITDA as at [•] is [•]; and

2.4	the ratio of Consolidated EBITDA to Consolidated Net Interest as at [•] is [•].

3.	[We confirm that no Default is continuing.]

Signed:………………………………………	………………………………………….
Senior Financial Officer	Senior Financial Officer
Indesit Company S.p.A.	of Indesit Company S.p.A.

    * If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8
[INTENTIONALLY LEFT BLACK]

SCHEDULE 9
TIMETABLES

Part I - Loans

	Loans in sterling, dollars and other Optional Currencies	Loans in euro
Request for approval as an Optional Currency or notification of a proposed Utilisation in Sterling or Dollars, if required (Clause 4.3 (Conditions relating to Optional Currencies)) and the Additional Cost of Funding
	U-5 9:30 am	N/A
Agent notifies the Borrower if a currency is approved as an Optional Currency or maximum amount in Sterling or Dollars that can be requested without exceeding Pre-Agreed Limit, in accordance with Clause 4.3 (Conditions relating to Optional Currencies) and the Additional Cost of Funding
	U-4 3:00 pm	N/A
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 Noon	U-3 Noon
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' and Fronting Banks' participation)	U-3 15.30	N/A
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' and Fronting Banks' participation)	U-3 4.00 pm	U-3 4.00 pm
Agent receives a notification from a Lender under Clause 7.3 (Unavailability of a currency)	U-2 9:30 am	N/A
Agent gives notice in accordance with Clause 7.3 (Unavailability of a currency)	U-2 Noon	N/A
LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. Brussels time in respect of EURIBOR and as of 11:00 a.m. London time in respect of LIBOR	Quotation Day as of 11:00 a.m.

"U" = date of utilisation
"U - X" = X Business Days prior to date of utilisation

Part II Bank Guarantees

Bank guarantees
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 9.30am
Agent notifies the Lenders of the Bank Guarantee in accordance with Clause 5.4 (Lenders' and Fronting Banks' participation).	U-1 noon

SCHEDULE 10
Form of Bank Guarantee
To:    [Beneficiary]
(the "Beneficiary")
[Date]
Irrevocable Bank Guarantee no. [•]
At the request of [•], [*] (the "Issuing Bank") issues this irrevocable bank guarantee ("Bank Guarantee") covering [•] in your favour on the following terms and conditions:

1.	Definitions
In this Bank Guarantee:
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in Milan and [insert financial centre of currency in which Bank Guarantee is denominated].
"Demand" means a demand for a payment under this Bank Guarantee in the form of the schedule to this Bank Guarantee.
"Expiry Date" means [•].
"Total Bank Guarantee Amount" means [•].

2.	Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Bank Guarantee by giving to the Issuing Bank a completed Demand. A Demand must be received by the Issuing Bank by [•] p.m. (London time) on a date not later than the Expiry Date.

(b)
Subject to the terms of this Bank Guarantee, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within ten Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

3.	Expiry

(a)
The Issuing Bank will be released from its obligations under this Bank Guarantee on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Bank Guarantee are released.

(b)
Unless previously released under paragraph (a) above, on [•] p.m. (London time) on the Expiry Date the obligations of the Issuing Bank under this Bank Guarantee will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Bank Guarantee that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Bank Guarantee, the Beneficiary must return the original of this Bank Guarantee to the Issuing Bank.

4.	Payments

All payments under this Bank Guarantee shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, must be made by original letter and must be received in legible form by the Issuing Bank on or prior to the Expiry Date at its address and by the particular department or officer (if any) as follows:
[
]

6.	Assignment

The Beneficiary's rights under this Bank Guarantee may not be assigned or transferred.

7.	Governing Law

This Bank Guarantee is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce publication number 500 (the "Uniform Customs"), except to the extent the Uniform Customs are inconsistent with the provisions hereof. This Bank Guarantee shall be governed and construed in accordance with the laws of England.

8.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Bank Guarantee.
Yours faithfully,
[*]
By:

SCHEDULE 11
Form Of Demand
To:    [*]
[Date]
Dear Sirs
Bank Guarantee no. [•] issued in favour of [BENEFICIARY] (the " Bank Guarantee ")
We refer to the Bank Guarantee. Terms defined in the Bank Guarantee have the same meaning when used in this Demand.

1.	We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

2.	Payment should be made to the following account:

Name:
Account Number:
IBAN:
Bank:
SWIFT:
Yours faithfully

(Authorised Signatory)	(Authorised Signatory)
For
[BENEFICIARY]

SCHEDULE 12
ADDITIONAL CONDITIONS PRECEDENT

(a)
A copy, certified as at the date of the relevant Accession Memorandum a true and up-to-date copy by an Authorised Signatory of the proposed Additional Obligor, of the constitutional documents (statuts) of such proposed Additional Obligor and with respect to any Additional Borrower incorporated in France, an original extract (extrait K-bis) and non-insolvency certificate provided by the commercial and companies registry (registre du commerce et des sociétés), not more than fifteen (15) days old.

(b)
A copy, certified as at the date of the relevant Accession Memorandum of a true and up-to-date copy by an Authorised Signatory of the proposed Additional Obligor, of a board resolution or other relevant corporate body of such proposed Additional Obligor approving the execution and delivery of an Accession Memorandum, the accession of such proposed Additional borrower to this Agreement and the performance of its obligations under the Finance Documents and authorising a named person or persons to sign such Accession Memorandum, any other Finance Document and any other documents to be delivered by such proposed Additional Obligor pursuant thereto.

(c)
A certificate of an Authorised Signatory of the proposed Additional Obligor setting out the names and signatures of the person or persons authorised to sign, on behalf of such proposed Additional Obligor, the Accession Memorandum, any other Finance Documents and any other documents to be delivered by such proposed Additional Obligor pursuant thereto.

(d)	A certificate of an Authorised Signatory of the proposed Additional Obligor confirming that the utilisation of the Facilities would not breach any restriction of its borrowing powers.

(e)
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, a copy, certified a true copy by or on behalf of the proposed Additional Obligor, of each such law, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Agent, necessary to render the relevant Accession Memorandum legal, valid, binding and enforceable, to make such Accession Memorandum admissible in evidence in the proposed Additional Obligor's jurisdiction of incorporation and to enable the proposed Additional Obligor to perform its obligations thereunder and under the other Finance Documents.

(f)	A copy, certified a true copy by an Authorised Signatory of the proposed Additional Obligor, of its latest financial statements.

(g)	If the Additional Borrower is incorporated in France, an executed TEG letter duly countersigned by such Additional Borrower.

(h)
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, a due capacity legal opinion of the Agent's local counsel in the relevant jurisdiction in form and substance satisfactory to the Agent.

(i)	A legal valid and binding opinion of [overseas lawyers], solicitors to the Agent, in form and substance satisfactory to the Agent.

(j)	Any "Know Your Customer" documentation.

(k)
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in the relevant Accession Memorandum has agreed to act as its agent for the service of process in England.

SCHEDULE 13
EXISTING INDEBTEDNESS

SCHEDULE 14
FORM OF BORROWER ACCESSION MEMORANDUM

To:    UniCredit Bank AG, Milan Branch
From:    [Subsidiary]
and
[Indesit Company S.p.A.]
Dated:
Dear Sirs,

1.
We refer to an agreement (the "Credit Agreement") dated [] and made, amongst others between a group of borrowers including Indesit Company S.p.A. (the "Guarantor"), UniCredit Bank AG, Milan Branch as agent, the financial institutions defined therein as Lenders and others.

2.	Terms defined in the Credit Agreement shall bear the same meaning herein.

3.	The Guarantor requests that [Subsidiary] become an Additional Borrower under [Facility A / Facility B] pursuant to Clause 27.3 (Additional Borrower) of the Credit Agreement.

4.	[Subsidiary] is a company duly organised under the laws of [name of relevant jurisdiction].

5.	[Subsidiary] confirms that it has received from the Guarantor a true and up-to-date copy of the Credit Agreement.

6.
[Subsidiary] undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Credit Agreement and the Finance Documents by a Borrower and agrees that it shall be bound by the Credit Agreement and the Finance Documents in all respects as if it had been an original party thereto as an Original Borrower.

7.
The Guarantor confirms that, if [Subsidiary] is accepted as an Additional Borrower, its guarantee obligations pursuant to Clause 20 (Guarantee and Indemnity) of the Credit Agreement will apply to all the obligations of [Subsidiary] under the Finance Documents in all respects in accordance with the terms of the Credit Agreement.

8.	The Guarantor:

8.1
repeats the Repeating Representations (provided the representation set out in Clause 21.6 (Governing law and enforcement) shall be subject to any qualifications, reservations or general principles of law referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation) of the Facilities Agreement; and

8.2	confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.

9.
[Subsidiary] makes the representations and warranties set out in Clause 21 (Representations) in relation to the facts and matters subsisting at the date hereof (subject to any legal reservations and qualifications referred to in any legal opinion delivered as a condition precedent to the relevant accession pursuant to the terms of the Credit Agreement and save as disclosed in writing to the Agent prior to the date hereof).

10.	[Subsidiary's] administrative details are as follows:

Address:
Fax No.:
Contact:

4.
[Process Agent* [Subsidiary] agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it at [address of Subsidiary's place of business in England] or at any address in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985]/[on name of process agent in England at address of process agent or, if different, its registered office. If [[Subsidiary] ceases to have a place of business in Great Britain]/[the appointment of the person mentioned above ceases to be effective], [Subsidiary] shall immediately appoint another person in England to accept service of process on its behalf in England. If it fails to do so (and such failure continues for a period of not less than fourteen days), the Agent shall be entitled to appoint such a person by notice. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This applies to Proceedings in England and to Proceedings elsewhere.]

5.	This Memorandum shall be governed by English law.
[Insert name of Guarantor]     [Subsidiary]
By: ....................................    By: ................................
* This clause is required only if the acceding Borrower is not incorporated in England or Wales.

SCHEDULE 15
FORM OF RESIGNATION NOTICE

To:    UniCredit Bank AG, Milan Branch
From:    Indesit Company S.p.A.
Dated:
Dear Sirs,

1.
We refer to an agreement (the "Credit Agreement") dated [ July 2011] and made, inter alia, between a group of borrowers including [Insert name of Guarantor] (the "Guarantor"), [Insert name of Agent] as agent, the financial institutions defined therein as Banks and others.

2.	Terms defined in the Credit Agreement shall bear the same meaning herein.

3.	We declare that [name of Borrower] is under no actual or contingent obligation under any Finance Document in its capacity as a Borrower.

4.	Pursuant to Clause 27.2 (Resignation of a Borrower) we hereby request that [name of Obligor] shall cease to be a Borrower under the Credit Agreement.

Yours faithfully
Indesit Company S.p.A.

SCHEDULE 16
AGREED UPON PROCEDURES

Example of Auditors’ report
Confidential
The Lenders
To the kind attention of Mr. [name] (Legal Representative)
Dear Sirs
Euro 400,000,000 Multicurrency Revolving Facility Agreement dated [] (hereinafter defined as the "Agreement") for Indesit Company S.p.A. (hereinafter defined also as the "Company"), arranged by Banca IMI S.p.A., BNP Paribas, Succursale Italia, Citigroup Global Markets Limited, HSBC Bank plc, ING Bank N.V., Mediobanca - Banca di Credito Finanziario S.p.A. and UniCredit S.p.A. with UniCredit Bank AG, Milan Branch, acting as Agent
We refer to the above-mentioned Agreement. Under the terms of this Agreement, in case there has been a change in the Applicable Accounting Standard or reference periods (GAAP Event) which would affect the calculation of any financial covenant, the Company may propose to adjust the covenant levels or other components of financial computations or definitions in any such covenant so that the effects of such GAAP Event on any such covenant will be negated. Under the terms of Clause 22.3(b)(iii)(B) of the Agreement, the Company is required to procure that its auditors report to the Agent in connection with the Chief Financial Officer GAAP Certificate prepared in accordance with the Clause 22.3(b)(iii)(A) of the Agreement, and to supply the addressees of this letter with information in connection therewith reported upon by its auditors.
The Company has prepared the "GAAP Certificate - Calculation and related explanatory notes" (the "GAAP Certificate"), a copy of which is enclosed to this letter. The financial information included in the GAAP Certificate has been prepared on the basis of the interpretation of the relevant clauses of the Agreement, previously agreed with the Agent and as described in the GAAP Certificate.
This report is provided pursuant to, and must be read in conjunction with, our engagement letter dated [date] and is subject to the terms and limitations set out therein.
Basis of report
Our work was conducted in accordance with the standards established by the Assirevi ("Documento Assirevi n° 15") and International Standard on Related Services (ISRS) 4400 - Engagement to Perform Agreed-upon Procedures Regarding Financial Information. For the purpose of providing you with this letter, other than as set out herein, we have not carried out any work by way of audit, review or verification of the financial information nor of the management accounts, accounting records or other sources from which that information has been extracted. Accordingly, because the procedures performed do not constitute either an audit or a review made in accordance with International Standards on Auditing or International Standards on Review Engagements, we do not express any assurance on any of the single elements, accounts or items reported in the GAAP Certificate. We have not carried out any work by way of interpretation of the basis of the calculation regarding the financial definitions in the relevant clauses of the Agreement. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures either for the purpose for which our report is being prepared or for any other purposes. Our work was based on obtaining an understanding of the compilation of the GAAP Certificate by enquiry of management, reference to the Agreement, comparison of the financial information in the GAAP Certificate to the sources from which it was obtained and recomputation of the calculations in the GAAP Certificate and more specifically:

•	obtaining the GAAP Certificate as at [date];

•
reading the GAAP Certificate above, accompanying calculation and related explanatory notes and financial information and the clauses of the Agreements (clauses 22.3.(b).(iii).(A) referred to as ‘the GAAP Event Clauses")

•	defined in the GAAP Certificate as relevant to the calculation of the financial condition and trigger events;

•	agreeing the financial information in the GAAP Certificate to the audited consolidated financial statements and accounting records from which it has been extracted;

•	recomputing the calculations and ratios set out in the GAAP Certificate to confirm their mathematical accuracy;

•	obtaining the representation letter signed by the Legal Representative of the Company.

We are auditors of the Company and have audited the consolidated financial statements of the Company as at and for the year ended [date]. Our audit of the consolidated financial statements of the Company has not been planned or conducted in contemplation of your requirements or any matters which might be set out in the Agreement. In particular, the scope of our audit work was set and judgments made by reference to our assessment of materiality in the context of the consolidated financial statements taken as a whole, rather than in the context of your needs. Accordingly, we have not expressed any opinion on any of the single elements, accounts, or items of the audited consolidated financial statements.
Report
From the above-mentioned procedures, no exceptions arose.
OR
From the above-mentioned procedures, we identified the following exceptions:
[detail the exceptions]
Our report as set out herein is confidential to the addressees of this letter and should not be made available to any other party without our written consent. It is provided solely for the purpose of your assessment of the Company’s compliance with the terms of the Financial Covenants of the Agreement. We accept no liability to any other party who is shown or gains access to this letter.
Yours faithfully
[date]
[name]
Director of Audit
cc:
Mr [name] (Legal representative of the Company)
THE LENDERS

SCHEDULE 17

EFFECTIVE GLOBAL RATE

LETTER FOR DETERMINATION OF THE EFFECTIVE GLOBAL RATE (TAUX EFFECTIF GLOBAL) - FACILITY AGREEMENT
From:    UniCredit Bank AG, Milan Branch (the "Agent")
To:    Indesit Company France S.A.S. (the "French Borrower")
___________2011
Dear Sirs,
We refer to the multicurrency revolving facility agreement (the "Facility Agreement") dated [] and entered into between, inter alia, Indesit Company S.p.A., the French Borrower, Indesit Company UK Ltd, General Domestic Appliances Holdings Ltd and Indesit Company Luxembourg S.A. as Borrowers, Indesit Company S.p.A. as Guarantor, Banca IMI S.p.A., BNP Paribas, Succursale Italia, Citigroup Global Markets Limited, HSBC Bank plc, ING Bank N.V., Mediobanca - Banca di Credito Finanziario S.p.A. and UniCredit S.p.A. as Arrangers and UniCredit Bank AG, Milan Branch as Agent. Terms defined in the Facility Agreement shall have the same meaning in this notice.
This is the letter referred to in Clause 11.5 (Effective Global Rate) of the Facility Agreement.
The floating nature of the interest rate applicable to the Loans makes it impossible to specify a taux effectif global applicable for the duration of the Facility Agreement.
However, in order to meet the requirements of Articles L. 313-4 of the French Code monétaire et financier and Articles R. 313-1 and R. 313-2 of the Code de la Consommation we set out below an indicative calculation of the taux effectif global, based on the assumptions set out in this letter.
Assumed [LIBOR/EURIBOR] and Margin:
[LIBOR/EURIBOR]:    [to be completed by the Agent]
Margin:        [to be completed by the Agent]
Based on the assumptions set out above (and including the Margin, all fees and expenses relating to the Loans), the interest rate (taux de période) for an Interest Period (durée de période) of [to be completed by the Agent] months would be [to be completed by the Agent] % per annum and the effective global rate (taux effectif global annuel) would be [to be completed by the Agent]% per annum.
The calculations set out in this letter are for illustrative purposes only and shall not bind the parties to the Facility Agreement. Nothing expressed or implied in this letter constitutes any commitment on the part of any of the Finance Parties or of any of the Obligors.
Yours sincerely,
________________________________

By:
For and on behalf
of UniCredit Bank AG, Milan Branch
Receipt acknowledged
________________________________
By:
For and on behalf of
Indesit Company France S.A.S.

SCHEDULE 18
FORM OF AUDITOR'S MANDATE LETTER

Example of proposal letter
Confidential
The Lenders under the terms of the Multicurrency Revolving Facility Agreement dated [date], between:

•	[] as Arrangers, and

•	[] as Borrowers, and

•	Indesit Company S.p.A. as Guarantor.
To the kind attention of Mr. [name] (Legal Representative)
and copy to:
Indesit Company S.p.A.
Via Aristide Merloni, 47
60044 Fabriano AN
Italy
To the kind attention of Mr. [name] (Legal Representative)
[date]
Euro 400,000,000 Multicurrency Revolving Facility Agreement dated [] hereinafter defined as the “Agreement”) for Indesit Company S.p.A. (hereinafter defined also as the “Company”), arranged by Banca IMI S.p.A., BNP Paribas, Succursale Italia, Citigroup Global Markets Limited, HSBC Bank plc, ING Bank N.V., Mediobanca - Banca di Credito Finanziario S.p.A. and UniCredit S.p.A. with UniCredit Bank AG, Milan Branch acting as Agent
Dear Sirs
Further to your kind request, we have pleasure in setting out below our terms of reference for the engagement described herein which comprise the objectives, scope and other parameters of our engagement.
Under the terms of Clause 22.3(b)(ii) of the Agreement, in case there has been a change in the Applicable Accounting Standard or reference periods (GAAP Event) which would affect the calculation of any financial covenant, the Company may, at its discretion, acting in good faith, propose to adjust the covenant levels or other components of financial computations or definitions in any such covenant so that the effects of such GAAP Event on any such covenant will be negated. Under the terms of Clause 22.3(b)(iii)(B) of the Agreement, the Company is required to procure that its auditors report to the Agent in connection with the Chief Financial Officer GAAP Certificate, prepared in accordance with the Clause 22.3(b)(iii)(A) (GAAP Certificate), of the Agreement.
At the request of the Directors of the Company, we are writing to set out our understanding of the work you wish [] (“[]”) to perform and the terms and conditions upon which we are prepared to provide such a report for your use regarding the GAAP Certificate as at and for the year ended [date]. We understand that the specified elements will be presented in accordance with the relevant clauses in the Agreement, related definitions included in such Agreement, as interpreted in the explanatory notes accompanying the GAAP Certificate. The relevant clauses of the Agreement, as reported in Clause 22.3(b)(iii)(B), are shown in Attachment 1.
A copy of this letter is being sent to the Directors of the Company to confirm their authorisation and understanding of the basis on which we will report to you.

Any work performed in connection with the engagement before the date of this letter will also be governed by the terms and conditions of this letter.
This letter is addressed to the Lenders, under the terms of the Multicurrency Revolving Facility Agreement.
By signing and accepting the terms of this letter, the Agent warrants and represents its authority to accept the same on its own behalf and as Agent for the other Lenders who have duly authorised it to act as their respective Agent.

1.	Responsibilities
The Directors of the Company are responsible for ensuring that the Company complies with all of the terms and conditions of the Agreement including each of the Financial Covenants set out in Clause 23.2 (Financial condition). Under Clause 22.3(b)(iii)(A) of the Agreement, the Directors are responsible for preparing the GAAP Certificate, that includes the accompanying explanatory notes which describe the interpretations agreed between you and the Company, and other relevant information required by such Clause.
Our responsibility is to prepare a report to you on the computation of those financial covenants which pertain to accounting matters, as identified below.
We are auditors of the Company and have audited the annual consolidated financial statements of the Company as at [date] and for the year then ended and reported to its shareholders in accordance with our responsibilities to them, in accordance with article 156 of legislative decree no. 58 of 24 February 1998, on [date]. Our audit of the consolidated financial statements of the Company was not intended to address compliance with financial covenants or other matters in which the addressees of the letter may be primarily interested. In particular, the scope of our audit work was set and our judgments made by reference to our assessment of materiality in the context of the audited annual consolidated financial statements taken as a whole, rather than in the context of the report contemplated in this letter. Consequently, we have not expressed any opinion on any of the single elements, accounts, or items of the audited consolidated financial statements. We therefore will not be held liable for any damages which you or other parties may suffer due to the improper use of our audit report on the annual consolidated financial statements.

2.	Scope of work and reporting

Our work will be conducted in accordance with the standards established by the Assirevi (“Documento Assirevi n° 15”) and the International Standards on Related Services 4400 - Engagements to perform agreed-upon procedures regarding financial information (ISRS 4400), issued by the International Federation of Accountants (IFAC). We will read the GAAP Certificate and accompanying explanatory notes prepared by the Chief Financial Officer.
Our work will be based on obtaining an understanding of the compilation of the GAAP Certificate and accompanying explanatory notes by enquiry of management, reference to the Agreement, comparison of the financial information in the GAAP Certificate to the sources from which it was obtained and recomputation of the calculations in the above mentioned GAAP Certificate.
The specific procedures that we will conduct are the following:

•	obtaining the GAAP Certificate as at [date];

•
reading the GAAP Certificate above, accompanying calculation and related explanatory notes and financial information and the clauses of the Agreements (clauses 22.3(b)(iii)(A) referred to as ‘the GAAP Event Clauses”) defined in the GAAP Certificate as relevant to the calculation of the financial condition and trigger events;

•	agreeing the financial information in the GAAP Certificate to the audited consolidated financial statements and accounting records from which it has been extracted;

•	recomputing the calculations and ratios set out in the GAAP Certificate to confirm their mathematical accuracy;

•	obtaining the representation letter signed by the Legal Representative of the Company.

Other than as set out herein, we will not carry out any work by way of audit, review or verification of the financial information nor of the management accounts, accounting records or other sources from which that information is to be extracted for the purpose of providing you with our report. Accordingly, because the procedures referred to above do not constitute either an audit or a review made in accordance with International Standards on Auditing or International Standards on Review Engagements, we will not express any assurance on any of the single elements, accounts, or items reported in the GAAP Certificate. We will not carry out any work by way of interpretation of the basis of the calculation regarding the financial definitions in the relevant clauses of the Agreement. Our report will include a statement to that effect.
The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures either for the purpose for which our report is being prepared or for any other purpose.
We will seek representations from the Company regarding the GAAP Certificate in the form given in Attachment 2.
Our report will be provided solely for Company’s use and for your use as Agent, in connection with the Agreement and should not be made available to any other party without our written consent.
The report is confidential to the Addressees and will be provided only for the purpose of your assessment of the Company’s compliance with the terms of the clauses of the Agreement relevant to the GAAP Event. We therefore will not be held liable for any damages which other parties may suffer due to the improper use of our report.

3.	Timetable

Our work will be dependent upon timely and unrestricted access to all records, documentation and other information required in connection with our Engagement as well as full co-operation from all relevant officials of the Company or other auditors. We shall use all reasonable endeavours to meet the agreed timetable.
[*] shall not be liable for any delays resulting from circumstances beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labour dispute, or other violence, or any law, order or requirement of any governmental agency or authority.

4.	[*] resources

The engagement will be performed by [] personnel with adequate skills, supervised and coordinated by an audit manager and under the direction of a partner of our company.

5.	Our fee

On the basis of information currently available to us and on the basis of our understanding of your requirements, we estimate that our overall fee will amount to € [amount], plus VAT.
Should exceptional circumstances occur such as to render invalid our original estimates, the situation will be discussed with you and the Company before any additional work is performed.
These fees relate only to our professional services. Out-of-pocket expenses and office expenses for the typing and printing of reports, secretarial costs, telephone, telefax, etc. will be billed as incurred; amounts are stated exclusive of value added tax.

Our invoices will be payable by [entity].

6.	Limitation of liability

[]'s maximum liability to the Addressees arising for any reason out of or relating to the Engagement, whether a claim be in tort, contract, or otherwise, shall be limited to a maximum of twice the amount of our aforementioned fees paid for this engagement to [] under the Engagement Letter for these services, except to the extent such liability is finally determined to have been caused by the gross negligence or intentional misconduct of [] or its personnel. In the event of a claim by any third party against [] or its personnel that arises out of or relates to the Engagement, you will indemnify and hold harmless [] and its personnel from all such claims, liabilities, damages, costs and expenses arising out of or relating to such third-party claims, including reasonable attorneys’ fees.
Each and any claim for damages, whether contractual or outside of contract (including those made against [], its partners, directors, personnel or agents) shall be made in written form, together with a full evidence for the basis of the claim, within 60 days from when the matter or irregularity giving rise to the claim became known.

7.	Law and Jurisdiction

The Engagement shall be subject to and governed by Italian law and all disputes arising from or under the Engagement shall be subject to the exclusive jurisdiction of the Milan court.

8.	Miscellaneous

[*] may be requested, pursuant to subpoena or other legal process, to produce its documents relating to the Engagement in judicial or administrative proceedings to which [] is not a party. In that event, you agree to reimburse [*] at standard billing rates for its professional time and expenses, including reasonable attorney's fees, incurred in responding to such requests.
We agree that we will treat as such all confidential proprietary information obtained from the Company and will not disclose such information to others or use such information except in connection with the performance of the services agreed in this letter. This undertaking shall not apply to any of the information which we are required by law to disclose or which is in or hereafter enters the public domain.

9.	Debriefing

On completion of the engagement, as part of our commitment to the quality of our service, we would welcome the opportunity to receive your views on the work carried out by ourselves and the service delivered.

10.	Agreement

Please confirm your agreement to and acceptance the terms of this letter and the attachments by signing and returning to us the enclosed copy. If there are any aspects that you wish to discuss, please let us know.
• • •
We thank you for the opportunity to submit this proposal. We shall be pleased to discuss this letter with you at any time.
Yours faithfully

[*]
[name]
Director of Audit
Enclosures:
Attachment 1    Relevant clauses of the Agreement (omissis)
Attachment 2    Representation letter
Accepted on behalf of [the lenders]
Signature    ………………………….
Name    ………………………….
Position………………………….
Date    ………………………….
Authorised and accepted on behalf of Indesit Company S.p.A. by:
Signature    ………………………….
Name        ………………………….
Position    ………………………….
Date        ………………………….
Attachment
Example of Representation letter
Example of Representation letter
[*]
[its address]
[zip code] [city]

[country]
[date]
Dear Sirs
In connection with your proposed report in accordance with the arrangements set out in your engagement letter dated [date], we are writing to confirm to the best of our knowledge and belief the following representations we have made to you and on which you need to rely in providing your report on the computation of the financial conditions set out in Clause 23.2 of the Agreement which pertain to accounting matters, included in the GAAP Certificate of Indesit Company S.p.A. (the “Company”) as at and for the year ended [date], prepared by the Company and signed by the Senior Financial Officer (the “GAAP Certificate”) under the terms of the Multicurrency Revolving Facility Agreement dated [date] (the “Agreement”).

1.
Our understanding that you were not engaged to, and did not, perform an examination, the objective of which would be the expression of an opinion on the subject matter described above. Accordingly, you did not express such an opinion. Had additional procedures been performed, other matters might have come to your attention that would have been reported to us.

Further, we confirm, to the best of our knowledge and belief, the following representations made to you during your engagement:

2.	We are responsible for preparing the GAAP Certificate accurately reflecting the matters contained therein at the relevant dates.

3.
The GAAP Certificate is complete and accurate and reflects all matters of significance relating to the Agent’s and the Original Lenders’ (as listed in the Note Purchase Agreement) assessment of the Company compliance with the Covenants set out therein as at the relevant dates and all significant matters relevant to that assessment have been brought to your attention.

4.
No events have occurred subsequent to [date] that would have required adjustment to, or disclosure in, the audited consolidated financial statements had their approval by the Board been deferred until the date of this letter.

5.	We are responsible for the subject matter and for the assertions included in the explanatory notes to the GAAP Certificate.

6.
We are responsible for the fair presentation of the subject matter prepared in conformity with relevant provisions in the Agreement and related financial definitions included in such agreement. We have provided you with the Agreement and all of its attachments. The relevant clauses of the Agreement are shown in Attachment 1 of your engagement letter dated [date].

7.	We have made available to you all related financial records and data.

8.
We have advised you of all actions taken at meetings of stockholders, board of directors, and committees of the board of directors (or other similar bodies as applicable) that may affect the subject matter.

9.
We have reviewed a draft of your report of findings dated [date], and we are not aware of any significant errors or misstatements contained in that report, and the procedures referred to in the draft report are those we requested and were agreed to by the other specified parties.

10.
Your procedures were limited to those which were indicated in your engagement letter and may not necessarily disclose all significant errors, irregularities, including fraud or defalcation, or illegal acts, that may exist.

11.
Your report is intended solely for use by us and the Agent, and is not intended for use by those who have not agreed to the procedures and have not taken responsibility for the sufficiency of the procedures for their purposes.

12.	We have responded fully to all inquiries made to us by you during your engagement.

13.	We have communicated to you all known matters contradicting the subject matter or the assertion.

14.	No procedures have been performed since the date of your report and you have no responsibility to update your procedures.

15.	There have been no communications from regulatory agencies that would affect the subject matter or the assertion.

16.	The Company has complied with all aspects of contractual agreements that would have a material effect on the subject matter or the assertion in the event of non compliance.

17.	There are no material transactions that have not been properly recorded as part of the subject matter or the assertion.

Very truly yours,
Indesit Company S.p.A.
_____________________
Mr. [name]
(Legal Representative)

SCHEDULE 19
FORM OF INCREASE CONFIRMATION

To:	UniCredit Bank AG, Milan Branch as Agent and Indesit Company S.p.A. as Guarantor, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")
Dated:
€400,000,000 Facility Agreement dated [ July 2011] (the " Facility Agreement")

1.
We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	not a Qualifying Lender;

(b)	a Facility A Qualifying Lender;

(c)	a Facility B Qualifying Lender; or

(d)	a Facility B Treaty Lender.*

and that it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or in a Blacklisted Jurisdiction.

9.
[The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [*]), and is tax resident in [*]** so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Increase Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Increase Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.]***

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [     ].

Agent
By:

NOTES:

*	Delete as applicable - each Increase Lender is required to confirm which of these four categories it falls within.
**	Insert jurisdiction of tax residence.
***	This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

SCHEDULE 20
FORM OF GUARANTOR ACCESSION LETTER

To:    UniCredit Bank AG, Milan Branch as Agent
From:    [Subsidiary] and [Company]
Dated:
Dear Sirs
€400,000,000 Facility Agreement dated [ July 2011] (the " Facility Agreement")

1.
We refer to the Agreement. This is a Guarantor Accession Letter. Terms defined in the Agreement have the same meaning in this Guarantor Accession Letter unless given a different meaning in this Guarantor Accession Letter.

2.
[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 27.4 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows:

Address:
Fax No:
Attention:

4.	This Guarantor Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Guarantor Accession Letter is entered into by deed.

[Company]	[Subsidiary]

SIGNATURES
THE GUARANTOR
INDESIT COMPANY S.p.A.
By:    /s/ Alessandro D’Aniello
Address:
Fax:
Attention:
THE FACILITY A BORROWER
INDESIT COMPANY S.p.A.
By: /s/ Alessandro D’Aniello
Address:

Fax:
Attention:
THE FACILITY B BORROWERS
INDESIT COMPANY UK LTD
By: /s/ Alessandro D’Aniello
Address:

Fax:
Attention:

GENERAL DOMESTIC APPLIANCES HOLDINGS LTD
By: /s/ Alessandro D’Aniello
Address:

Fax:
Attention:

INDESIT COMPANY FRANCE S.A.S.
By: /s/ Alessandro D’Aniello
Address:

Fax:
Attention:
INDESIT COMPANY LUXEMBOURG S.A.
By: /s/ Alessandro D’Aniello
Address:

Fax:
Attention:

THE ARRANGER
Banca IMI S.p.A.
By: /s/ Alessandra Capozzi
Address:

Fax:
Attention:

BNP PARIBAS, SUCCURSALE ITALIA
By: /s/ Bruno Catozzo
Address:

Fax:

Attention:
CITIGROUP GLOBAL MARKETS LIMITED
By: /s/ Elisabetta Andreoni
Address:

Fax:
Attention:

HSBC BANK PLC
By: /s/ David Stent
Address:

Fax:
Attention:

ING BANK N.V.
By: /s/ Matthew Rhys-Evans
Address:

Fax:

Attention:

MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.p.A.
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention:

UNICREDIT S.P.A.
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention:

THE AGENT
UniCredit Bank AG, Milan Branch
By: /s/ Valentina Carluccio
Address:

Fax:

THE ORIGINAL LENDERS
THE FACILITY A LENDERS

BANCA DELL'ADRIATICO S.P.A.
By: /s/ Alessandra Capozzi
Address:

Fax:
Attention:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MILAN BRANCH
By: /s/ Kazuhiro Sudo
Address:

Fax:
Attention:

BNP PARIBAS, SUCCURSALE ITALIA
By: /s/ Bruno Catozzo
Address:

Fax:
Attention:

CENTROBANCA - BANCA DI CREDITO FINANZIARIO E MOBILIARE S.P.A.
By: /s/ Valentina Carluccio
Address:

Fax:
Attention:

CITIBANK, N.A., MILAN BRANCH
By: /s/ Elisabetta Andreoni
Address:

Fax:
Attention:

HSBC BANK PLC, MILAN BRANCH
By: /s/ David Stent
Address:

Fax:
Attention:

ING BANK N.V., MILAN BRANCH
By: /s/ Matthew Rhys-Evans
Address:

Fax:

Attention:

MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.P.A.
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention:

UNICREDIT S.P.A.
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention:

THE FACILITY B LENDERS

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MILAN BRANCH
By: /s/ Kazuhiro Sudo
Address:

Fax:

Attention:

BNP PARIBAS, SUCCURSALE ITALIA
By: /s/ Bruno Catozzo
Address:

Fax:
Attention:

CITIBANK INTERNATIONAL PLC
By: /s/ Elisabetta Andreoni
Address:

Fax:
Attention:

HSBC BANK PLC
By: /s/ David Stent
Address:

Fax:
Attention:

ING BANK N.V., MILAN BRANCH
By: /s/ Matthew Rhys-Evans
Address:

Fax:
Attention:

INTESA SANPAOLO S.P.A., LONDON BRANCH
By: /s/ /Alessandra Capozzi
Address:

Fax:
Attention:

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention:

UNICREDIT S.P.A., LONDON BRANCH
By: /s/ Annarita Capodacqua / Luciano Cenedese
Address:

Fax:
Attention: